Exhibit 2.1

                            STOCK PURCHASE AGREEMENT

                                    BETWEEN

                           FAMILY GOLF CENTERS, INC.,

                                      AND

                             GOLDEN BEAR GOLF, INC.

                           DATED AS OF JUNE 16, 1998

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                               TABLE OF CONTENTS

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ARTICLE I

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THE SALE..........................................................................................................1
         Section 1.1       The Sale...............................................................................1
         Section 1.2       Closing................................................................................1
         Section 1.3       Calculation of Purchase Price..........................................................2
         Section 1.4       Definition of Subsidiary and Affiliate.................................................2
         Section 1.5       Spinoff................................................................................2

ARTICLE II

DELIVERIES AT THE CLOSING.........................................................................................3
         Section 2.1       Deliveries by Buyer to Seller..........................................................3
         Section 2.2       Deliveries by Seller to Buyer..........................................................3

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER...........................................................................4
         Section 3.1       Existence, Good Standing, Corporate Authority..........................................4
         Section 3.2       Authorization, Validity and Effect of Agreements.......................................4
         Section 3.3       No Violation...........................................................................5
         Section 3.4       No Brokers.............................................................................5

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER..........................................................................5
         Section 4.1       Existence, Good Standing, Corporate Authority..........................................5
         Section 4.2       Authorization, Validity and Effect of Agreements.......................................6
         Section 4.3       Seller Capitalization..................................................................6
         Section 4.4       GBGC Capitalization; Title to the Shares...............................................6
         Section 4.5       No Violation...........................................................................7
         Section 4.6       Subsidiaries and Affiliates............................................................7
         Section 4.7       Financial Statements...................................................................7
         Section 4.8       Absence of Undisclosed Liabilities.....................................................8
         Section 4.9       Tangible Personal Property; Sufficiency of Assets......................................9
         Section 4.10      Real Property.........................................................................10
         Section 4.11      Machinery and Equipment...............................................................11
         Section 4.12      Copyrights and Trademarks.............................................................12
         Section 4.13      Contracts.............................................................................12
         Section 4.14      Absence of Default....................................................................13

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         Section 4.15      Insurance.............................................................................13
         Section 4.16      Third Party Options...................................................................14
         Section 4.17      Distributions, Satisfactions, Obligations.............................................14
         Section 4.18      Capital Expenditures..................................................................15
         Section 4.19      Litigation............................................................................15
         Section 4.20      Compliance with Law...................................................................15
         Section 4.21      Transactions with Affiliates..........................................................16
         Section 4.22      Prohibited Payments...................................................................16
         Section 4.23      Tax Matters...........................................................................17
         Section 4.24      Employee Benefit Plans................................................................19
         Section 4.25      Executive Employees...................................................................21
         Section 4.26      Employees.............................................................................21
         Section 4.27      Environmental Laws....................................................................22
         Section 4.28      Bank Accounts, Letters of Credit and Powers of Attorney...............................23
         Section 4.29      Minute Books; Records.................................................................23
         Section 4.30      Full Disclosure.......................................................................23
         Section 4.31      Brokers or Finders....................................................................24
         Section 4.32      Licenses..............................................................................24

ARTICLE V

COVENANTS........................................................................................................24
         Section 5.1       Alternative Proposals.................................................................24
         Section 5.2       Interim Operations of GBGC............................................................25
         Section 5.3       Filings; Other Action.................................................................26
         Section 5.4       Inspection of Records.................................................................27
         Section 5.5       Further Action........................................................................27
         Section 5.6       Expenses..............................................................................28
         Section 5.7       Survival of Representations and Warranties of Seller..................................28
         Section 5.8       Governmental Approvals................................................................28
         Section 5.9       Public Announcements..................................................................28
         Section 5.10      Real Estate and Other Consents........................................................29
         Section 5.11      Preparation of Closing Date Balance Sheet.............................................29
         Section 5.12      Estoppel Certificates.................................................................29
         Section 5.13      Name Change...........................................................................30
         Section 5.14      Post-Closing Covenants................................................................30
         Section 5.15      Title Commitments.....................................................................30
         Section 5.16      Schedules and Documents...............................................................30
         Section 5.17      Letters of Intent and Works-In-Progress...............................................30

ARTICLE VI

CONDITIONS.......................................................................................................30
         Section 6.1       Conditions to Obligation of Each Party to Effect the Sale.............................30

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         Section 6.2       Conditions to Obligation of Seller to Effect the Sale.................................31
         Section 6.3       Conditions to Obligation of Buyer to Effect the Sale..................................31

ARTICLE VII

TERMINATION......................................................................................................32
         Section 7.1       Termination...........................................................................32
         Section 7.2       Effect of Termination.................................................................34

ARTICLE VIII

INDEMNIFICATION..................................................................................................34
         Section 8.1       Indemnity.............................................................................34
         Section 8.2       Limitations...........................................................................34
         Section 8.3       Procedure.............................................................................35

ARTICLE IX

TAX MATTERS......................................................................................................36
         Section 9.1       Tax Returns...........................................................................36
         Section 9.2       Pre-Closing Taxes.....................................................................36
         Section 9.3       Transfer Taxes........................................................................37
         Section 9.4       Post-Closing Taxes....................................................................37
         Section 9.5       Tax Cooperation.......................................................................37
         Section 9.6       Notification of Proceedings, Control; Refunds.........................................37
         Section 9.7       Indemnification.......................................................................38
         Section 9.8       Section 338(h)(10) Election...........................................................39

ARTICLE X

GENERAL PROVISIONS...............................................................................................40
         Section 10.1      Notices...............................................................................40
         Section 10.2      Assignment, Binding Effect............................................................40
         Section 10.3      Entire Agreement......................................................................40
         Section 10.4      Amendment.............................................................................41
         Section 10.5      Governing Law.........................................................................41
         Section 10.6      Counterparts..........................................................................41
         Section 10.7      Headings..............................................................................41
         Section 10.8      Interpretation........................................................................41
         Section 10.9      Waivers...............................................................................41
         Section 10.10     Incorporation of Schedules and Exhibits...............................................41
         Section 10.11     Severability..........................................................................41
         Section 10.12     Enforcement of Agreement..............................................................41
         Section 10.13     Knowledge.............................................................................42

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                            STOCK PURCHASE AGREEMENT

     THIS AGREEMENT is dated as of June 16, 1998 (the "Agreement") between Family Golf Centers, Inc., a Delaware corporation ("Buyer"), and Golden Bear Golf, Inc., a Florida corporation ("Seller").

     WHEREAS, the parties wish to provide for the terms and conditions upon which Seller will sell (the "Sale") Buyer all of the outstanding capital stock of GBGC, a Florida corporation ("GBGC").

     NOW THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                    THE SALE

     Section 1.1 The Sale. Upon the terms and subject to the conditions of this Agreement, (a) Seller shall sell, transfer and assign to Buyer all of Seller's right, title and interest in and to 4,068 shares (the "Shares") of the Class A Common Stock, par value 1.00 per share, of GBGC representing all of the issued and outstanding capital stock of GBGC and (b) Buyer shall pay an amount equal to $32 million in cash minus (i) GBGC's Closing Date Liabilities (as defined), and
(ii) the amount of GBGC's Working Capital Deficiency (as defined). Such amounts shall be estimated by Seller in good faith for purposes of determining the amount to be paid as of the Closing Date (as defined) and shall be subject to adjustment as set forth in Section 5.11. Of the purchase price, $1.6 million shall be deposited in an escrow account with United States Trust Company of New York (the "Escrow Agent") pursuant to an escrow agreement (the "Escrow Agreement") in the form of Exhibit A hereto among Buyer, Seller and the Escrow Agent. Seller shall deliver, at the Closing (as defined), a certificate (the "Estimate Certificate") setting forth its good faith estimate of GBGC's Closing Date Liabilities (which estimate shall not be less than $9 million) and GBGC's Working Capital Deficiency. If the actual amounts of such Closing Date Liabilities and Working Capital Deficiency as determined pursuant to Section
5.11 are higher by more than 5% than the amounts estimated by Seller, then, in addition to the purchase price adjustment to be made pursuant to Section 5.11, Seller shall pay Buyer interest at the rate of 18% per annum on the total amount of such adjustment from the Closing Date.

     Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Sale (the "Closing") shall take place (a) at the offices of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176 at 10:00 a.m. on the first business day after all the conditions set forth in Article VI of this Agreement (other than those that are waived by the party or parties for whose benefit such conditions exist) are satisfied; or (b) at such other place, time, and/or date upon which the parties hereto may otherwise agree. The date upon which the Closing shall occur is referred to herein as the "Closing Date."

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     Section 1.3 Calculation of Purchase Price. As used in Section 1.1, "GBGC's
Closing Date Liabilities" shall mean all indebtedness of GBGC and its Subsidiaries (as defined) as of the Closing Date (including the amount of any prepayment penalties if such indebtedness was paid off as of the Closing Date and any debt discounts), the profit participation referred to in the notes to the March 31, 1998 financial statements and notes thereto, $150,000 in respect of the Dome Consulting Agreement with Brian Ashley referred to on Schedule 4.13, amounts reflected on Schedule 1.3, all amounts payable under capital leases, and tax liabilities related to the Spin-Off (as defined). "Working Capital Deficiency" shall mean the amount by which GBGC's "Adjusted Current Liabilities," as defined below, as of the Closing Date exceed its "Adjusted Current Assets," as defined below, as of the Closing Date, provided that, if Adjusted Current Assets exceed Adjusted Current Liabilities, Working Capital Deficiency shall be deemed to equal zero. As used herein, "Adjusted Current Assets" shall mean GBGC's consolidated current assets, as of the Closing Date, determined in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with that applied to the financial statements referred to in Section 4.7, but minus $247,789 representing the insurance proceeds shown as receivable on the March 31, 1998 balance sheets referred to in
Section 4.7. As used herein, "Adjusted Current Liabilities" shall mean GBGC's consolidated current liabilities as of the Closing Date, determined in accordance with GAAP, but excluding the current portion of long-term debt which would be included in accordance with GAAP. Both GBGC's Closing Date Liabilities and Working Capital Deficiency shall be determined after giving effect to the Spin-Off.

     Section 1.4 Definition of Subsidiary and Affiliate. As used in this Agreement, (i) a "Subsidiary" of any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries (ii) an "Affiliate" of any party means any individual, corporation or other organization, whether incorporated or unincorporated, which directly or indirectly controls, or is controlled by, or is under common control with, such party. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any corporation or other organization, whether incorporated or unincorporated, whether through the ownership of voting securities, by contract or otherwise.

     Section 1.5 Spinoff. Prior to the Closing Date, GBGC intends to dividend, distribute or otherwise dispose of certain of its assets and related liabilities not related to the golf center business to either Seller or a newly-formed Subsidiary of Seller ("Newco") as more fully described on Schedule 5.2 (the "Spin-Off").

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                                   ARTICLE II

                           DELIVERIES AT THE CLOSING

     Section 2.1 Deliveries by Buyer to Seller. At the Closing, Buyer shall deliver to the Seller the following:

                    (a) The purchase price of $32 million minus the amount estimated in good faith by Seller in the Estimate Certificate of (i) Closing Date Liabilities (which estimate shall not be less than $9 million) and (ii) GBGC's Working Capital Deficiency, provided that, of such purchase price, $1.6 million shall be deposited in escrow pursuant to the Escrow Agreement.

                    (b) The certificate referred to in Section 6.2(a) hereof;

                    (c) The certificate referred to in Section 6.2(b) hereof;

                    (d) Copies of all consents, approvals and waivers required of Buyer as a condition precedent to the consummation of the transactions contemplated hereby;

                    (e) The License Agreement substantially in the form of Exhibit B hereto (the "License Agreement") executed by Orient Associates International, Inc. ("OAI"), a wholly-owned Subsidiary of Buyer; and

                    (f) The Visa Agreement and the Marketing Agreement referred to in Section 6.1(f) executed by Buyer, or GBGC or OAI, as the case may be.

     Section 2.2 Deliveries by Seller to Buyer. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

                    (a) certificates evidencing the Shares of GBGC to be sold, assigned and transferred to Buyer, including stock powers or other necessary instruments duly executed transferring all right, title and interest to the Shares to the Buyer;

                    (b)  the certificate referred to in Section 6.3(a) hereof;

                    (c)  the certificate referred to in Section 6.3(b) hereof;

                    (d)  the opinion referred to in Section 6.3 (c) hereof;

                    (e) the License Agreement executed by Seller or Newco, as the case may be, and GBGC;

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                    (f)  the commitments and consents contemplated by Section
                         6.3(d);

                    (g)  the resignations referred to in Section 6.3(f) hereof;

                    (h) copies of all consents, approvals and waivers required as a condition precedent to the Closing;

                    (i)  The Estimate Certificate;

                    (j) the originals of deeds, easements, franchises, licenses, contracts and other documents described herein and such keys, access codes, books and records and other items as are necessary for Buyer to enjoy the ownership of GBGC and its Subsidiaries; and

                    (k) The Visa Agreement and the Marketing Agreement referred to in Section 6.1(f) executed by the Seller.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as of the date hereof as follows:

     Section 3.1 Existence, Good Standing, Corporate Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyer is duly licensed or qualified to do business as a foreign corporation or partnership and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its respective business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of Buyer and its Subsidiaries taken as a whole (a "Buyer Material Adverse Effect").

     Section 3.2 Authorization, Validity and Effect of Agreements. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and OAI has such power and authority to execute and deliver the License Agreement. The execution and delivery of this Agreement and the License Agreement and Escrow Agreement (the "Ancillary Agreements") and the consummation by Buyer and OAI of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. This Agreement constitutes, and all Ancillary Agreements to be executed and delivered in connection herewith (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Buyer and OAI, as the case may be, enforceable against Buyer and OAI in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws.

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     Section 3.3 No Violation. Neither the execution and delivery by Buyer of this Agreement or the Ancillary Agreements nor the consummation by Buyer of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof, will (a) conflict with or result in a breach of any provisions of the Certificate of Incorporation, as amended, or the Bylaws of Buyer or any of its Subsidiaries; (b) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Buyer or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Buyer or any of its Subsidiaries is a party, or by which Buyer or any of its Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a Buyer Material Adverse Effect; (c) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgement, injunction, order or decree binding upon or applicable to Buyer or any of its Subsidiaries which would have a Buyer Material Adverse Effect; or (d) other than the filings required under the Exchange Act, and the Securities Act, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, of or filing or registration by Buyer with, any domestic governmental or regulatory authority, which the failure to obtain or make would have a Buyer Material Adverse Effect.

     Section 3.4 No Brokers. Buyer has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Seller to pay any finder's fee, brokerage or agent's commissions or other like payment in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except for such fees or commissions which will be borne by Buyer.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as of the date hereof (after giving retroactive effect to the Spin-Off as if it had occurred as of the date hereof) as follows:

     Section 4.1 Existence, Good Standing, Corporate Authority. Seller, GBGC and IMG (as defined) are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Seller, GBGC and IMG are duly licensed or qualified to do business as a foreign corporation and are in good standing under the laws of each state of the United States in which the character of the properties owned or leased by it or in which the transaction of its respective business makes such qualification necessary, except where the failure

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to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of either Seller or GBGC, in each case, taken as a whole (a "Seller or GBGC Material Adverse Effect"). Seller, GBGC and IMG have all requisite corporate power and authority to own, operate and lease their respective properties.

     Section 4.2 Authorization, Validity and Effect of Agreements. Seller has the requisite corporate power and authority to execute and deliver this Agreement and all the Ancillary Agreements. The execution and delivery of this Agreement (and the agreements contemplated hereby) and the consummation by Seller of the transactions contemplated hereby has been duly authorized by all requisite corporate action and approval of the shareholders of Seller is not required therefor. This Agreement constitutes, and all Ancillary Agreements to be executed and delivered in connection herewith (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws.

     Section 4.3 Seller Capitalization. The authorized capital stock of Seller consists of 100,000,000 shares divided into 20,000,000 preferred shares, $.01 par value per share, of which none are issued and outstanding, and 70,000,000 shares of Seller's Class A Common Stock, par value $0.01 per share, 2,744,962 of which are outstanding and 10,000,000 shares of Seller's Class B Common Stock par value $.01 per share, of which 2,760,000 shares are outstanding. Seller has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of Seller on any matter. All issued and outstanding shares of Seller Class A and Class B stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

     Section 4.4 GBGC Capitalization; Title to the Shares. The authorized capital stock of GBGC consists of 6,500 shares of common stock, $1.00 par value per share, 4,068 of which are issued, outstanding and owned by the Seller. The Shares constitute 100% of the issued and outstanding shares of capital stock of GBGC. The Shares being sold have been duly and validly authorized and issued, and are fully paid and nonassesable, with no liability attaching to the ownership thereof. Except for IMG Properties, Inc., a Michigan corporation ("IMG"), GBGC does not have any Subsidiaries. The authorized capital stock of IMG consists of 50,000 shares of common stock, without par value, 1,000 of which are issued, outstanding and owned by GBGC. There are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any person or entity any interest in or the right to purchase or otherwise acquire, at any time, or upon the happening of any stated event, any securities, or other equity interests of GBGC or IMG, whether or not presently issued or outstanding, nor are there any outstanding securities or other equity interests of GBGC or IMG which are convertible into or exercisable or exchangeable for shares or other securities, or other equity interests of GBGC or IMG, nor are there any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind whatsoever granting to any person or entity any interest in or the right to

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purchase or otherwise acquire any securities so convertible or exercisable or exchangeable, nor are there any proxies, agreements or understandings with respect to the voting of or with respect to such interests. Seller has, and at the Closing will have, valid title to all of the Shares to be sold and transferred to Buyer by Seller, and such Shares are free and clear of any lien, claim, charge, security interest, voting agreement, proxy or encumbrance.

     Section 4.5 No Violation. Neither the execution and delivery by Seller of this Agreement or the Ancillary Agreements, nor the consummation by Seller of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof, will (a) conflict with or result in a breach of any provisions of the Certificate of Incorporation, Bylaws or similar organizational documents of Seller, GBGC or any of their respective Subsidiaries; (b), except as set forth on Schedule 4.5, violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Seller, GBGC or any of their respective Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Seller, GBGC or any of their respective Subsidiaries is a party, or by which Seller, GBGC or any of their respective Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a Seller or GBGC Material Adverse Effect;
(c) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgement, injunction, order or decree binding upon or applicable to Seller, GBGC or any of their respective Subsidiaries which would have a Seller or GBGC Material Adverse Effect; or (d) other than applicable Regulatory Filings, require any consent, approval or authorization of, or declaration, of or filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make would have a Seller or GBGC Material Adverse Effect.

     Section 4.6 Subsidiaries and Affiliates. GBGC, does not own, directly or indirectly any interest in any entity other than IMG.

     Section 4.7   Financial Statements.

             (a) Buyer has previously been furnished with true and complete copies of the following financial statements of Seller and GBGC:

                    (i) audited consolidated balance sheets as of December 31, 1997 and 1996, each certified by independent certified public auditors, and unaudited balance sheets of Seller and GBGC as of March 31, 1998 (the "Balance Sheet Date"), all prepared by management of such

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entity (an unaudited consolidated balance sheet as of the Balance Sheet Date, a
"Company Balance Sheet") in accordance with GAAP; and

                    (ii) audited consolidated statements of income, retained earnings and cash flows and a statement of changes in shareholders equity for the fiscal years ended December 31, 1997 and 1996, each certified by independent certified public auditors, and unaudited consolidated statements of income, retained earnings and cash flows and a statement of changes in shareholders equity for the quarters ended March 31, 1998 and 1997, all prepared by management of such entity in accordance with GAAP and reviewed by independent certified public auditors.

             (b) The foregoing financial statements were prepared in accordance with GAAP applied on a basis consistent with that of preceding accounting periods (except as may be indicated therein or in the notes thereto). Such financial statements are in accordance with the books and records of Seller, GBGC and their respective Subsidiaries, as the case may be, in all material respects. As of the date hereof, all the accounts, books, ledgers and financial and other records of whatever kind of each such entity have been properly and accurately kept and are correct and complete in all material respects. The financial statements fairly present in all material respects the financial position of each such entity as of the dates thereof and the results of operations and changes in financial position of each such entity for each of the periods then ended.

             (c) Except as set forth on Schedule 4.7(c), the prepaid insurance, expenses and taxes as set forth on each Company Balance Sheet, or arising since the date thereof, represent amounts of a benefit to future periods.

             (d) Each Company Balance Sheet and the notes thereto, correctly and completely set forth all known material liabilities of such entity as of the date thereof (i) pursuant to all Plans, as that term is defined below, including all unfunded past service costs, (ii) pursuant to all bonus, incentive, compensation, insurance, deferred compensation, severance and other fringe benefit plans, contracts, agreements, arrangements and programs of any type coverage or form, including, without limitation, where applicable, any employee welfare benefit program as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (iii) for vacation pay and compensatory time.

     Section 4.8 Absence of Undisclosed Liabilities. Except as set forth on
Schedule 4.8 hereto, there are no material liabilities or obligations (whether absolute, accrued, contingent or otherwise) with respect to either Seller or GBGC, except (i) liabilities, obligations or contingencies which are accrued or reserved against in the Company Balance Sheets, and (ii) normally recurring liabilities incurred after the Balance Sheet Date in the ordinary course of business and consistent with past practice.

     Section 4.9   Tangible Personal Property; Sufficiency of Assets.

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             (a) Except as disclosed on Schedule 4.9 hereto, each of GBGC and
IMG has good and valid title to all tangible personal property which it owns or uses in the operations of its business, including all such tangible personal property reflected in its Company Balance Sheet as owned by such entity, except
(x) for personal property leased (exclusive of capitalized leases) by such Company pursuant to a written agreement identified on Schedule 4.9 and (y) for such tangible personal property disposed of to third parties since the date of the Balance Sheet Date in the ordinary course of business and consistent with past practices in each case free and clear of all liens, claims, security interests, charges or encumbrances of any kind whatsoever ("Liens"), except (i) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's, landlord's or other like Liens securing obligations that are not delinquent,
(ii) Liens for taxes and other governmental charges which are not due and payable or which may be paid without penalty, (iii) purchase money liens securing the purchase price of the related personal property listed as purchase money liens on Schedule 4.9; and (iv) other Liens, if any, set forth in Schedule
4.9. Except as set forth in Schedule 4.9, all of the tangible personal property owned or used in the operation of the business of GBGC and IMG is, taken as a whole, in working order, reasonable wear and tear excepted, and are suitable for the use for which they are intended.

             (b) Schedule 4.9 sets forth a list, as of March 31, 1998, of the video, amusement and arcade games owned or leased by GBGC and IMG. Since March 31, 1998, none of such games have been removed or replaced, except that certain leased games may have been replaced or removed in the ordinary course of business in accordance with the terms of the applicable lease agreements. Except as set forth on Schedule 4.9, each Company owns all such video, amusement and arcade games, free and clear of all Liens. All of the inventory of GBGCand IMG consists of a quality and quantity reasonably usable and saleable in the ordinary course of business consistent with past practices, subject to normal and customary allowances for spoilage, damage and outdated items reflected on the books and records of GBGC and IMG. All items included in the inventory of GBGC and IMG are the property of such entities, free and clear of all Liens, are not held by such entities on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by law.

             (c) Except as set forth on Schedule 4.9, the tangible personal property of each of GBGC and IMG which is currently owned or leased by it is, in the aggregate, all of the tangible personal property used to conduct such business in the manner in which such business was conducted during the 12-month period ended March 31, 1998 and since such time, except for additions thereto and deletions therefrom in the ordinary course of business and consistent with past practice, which could not reasonably be expected to have a Seller or a GBGC Material Adverse Effect.

     Section 4.10  Real Property.

             (a) Schedule 4.10 sets forth a list of all real property owned in fee by GBGC and IMG (individually, an "Owned Property" and, collectively, the "Owned Properties"). Except as set forth on Schedule 4.10, each of GBGC and IMG has good and marketable fee title to its Owned

Property, including the buildings, structures and other improvements located thereon, in each case free and clear of all Liens, except for (i) Liens for taxes and other governmental charges, assessments or fees which are not yet due and payable; (ii) the exceptions contained in the policies to be delivered pursuant to Section 4.10; and (iii) imperfections of title which, individually or in the aggregate , do not materially detract from the value of or materially interfere with the present use of any Owned Properties ("Permitted Liens"). There are no condemnations or eminent domain (which term, as used herein, shall include all compulsory acquisitions or takings by governmental entities) proceedings pending, or to the knowledge of Seller and GBGC, threatened that would reasonably be expected to have a Seller or GBGC Material Adverse Effect. None of Seller, GBGC nor their respective Subsidiaries have received any written notice from any city, village or other governmental entity of any zoning, ordinance, land use, building, fire or health code or other legal violation in respect of any Owned Property, other than violations which have been corrected and violations which could not reasonably be expected, individually or in the aggregate, to have a Seller or GBGC Material Adverse Effect. To the knowledge of Seller and GBGC, there are no structural defects relating to any improvements on any of the Owned Properties. Seller has delivered to Buyer complete and accurate copies of all title insurance policies and surveys for the Owned Real Property located in the United States.

             (b) Schedule 4.10 lists all real property (including all land and buildings) which is leased by GBGC or IMG as lessee or sublessee (the "Leased Real Estate"). Seller has delivered or caused to be delivered to Buyer complete and accurate copies of the written leases and subleases which are listed in
Schedule 4.10. None of Seller, GBGC nor their respective Subsidiaries has received written notice of condemnation or eminent domain proceedings pending or threatened against any Leased Real Estate. Except as set forth on Schedule 4.10, none of Seller, GBGC nor their respective Subsidiaries has received any written notice from any city, village or other governmental entity of any zoning, ordinance, building, fire or health code or other legal violations in respect of any Leased Real Estate, other than violations which have been corrected and violations which could not reasonably be expected, individually or in the aggregate, to have a Seller or GBGC Material Adverse Effect. To the knowledge of Seller and GBGC, there are no structural defects relating to any Leased Real Estate. Except as set forth in Schedule 4.10:

                    (i) each of the leases or subleases relating to the Leased Real Estate (each, a "Lease" and collectively, the "Leases") is in full force and effect and valid and binding on the lessor or sublessor and enforceable in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies), and all consents required under any Lease in connection with this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been obtained or will be obtained as of the Closing Date;

                    (ii) no amount payable under any Lease is past due;

                    (iii) each of Seller, GBGC and IMG is in compliance in all material respects with all commitments and obligations on its part to be performed or observed under each Lease and is not aware of the failure by any other party to such Lease to comply in all material respects with all of its commitments and obligations;

                    (iv) none of Seller, GBGC nor their respective Subsidiaries has received any written notice (A) of a default (which has not been cured), offset or counterclaim under any Lease, or any other communication calling upon such entity to comply with any provision of any Lease or asserting noncompliance, or asserting such entity has waived or altered its rights thereunder, and, to the knowledge of Seller and GBGC, no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any Lease on the part of such entity or any other party thereto, or (B) of any action, complaint, claim, prosecution, indictment, suit, arbitration, investigation or proceeding (an "Action") by or before any governmental entity against any party under any Lease which if adversely determined would result in such Lease being terminated or modified in a manner adverse to such entity;

                    (v) Neither Seller, GBGC nor IMG has assigned, mortgaged, pledged or otherwise encumbered its interest, if any, under any Lease; and

                    (vi) Neither Seller, GBGC nor IMG has exercised, or failed to exercise within the time prescribed in each Lease, any option provided therein to extend or renew the term thereof.

             (c) The Owned Properties and the Leased Real Estate constitute, in the aggregate, all of the real property used to conduct the business of GBGC and IMG in the manner in which such business was conducted during the 12-month period ended March 31, 1998 and since such time. Except as set forth on Schedule 4.10, no consent is required of any party to any of the Leases by virtue of this Agreement, and the consummation of any of the transactions contemplated hereby will not result in the termination of any Lease. Except as set forth on Schedule 4.10, to the knowledge of Seller, none of the Leased Real Estate is owned, in whole or in part, by any director, officer, stockholder, partner or member of Seller, GBGC or their respective Subsidiaries, by any affiliate of any affiliate of Seller, GBGC or their respective Subsidiaries, or by any entity created for the benefit of any family member(s) of any of the foregoing persons.

     Section 4.11 Machinery and Equipment. Schedule 4.11 sets forth a correct and complete list of each item of machinery and equipment owned by GBGC and IMG having a value in excess of $25,000. All such items are in working order, subject to normal wear and use, and are usable in the ordinary course of business conducted by GBGC and IMG.

     Section 4.12 Copyrights and Trademarks. Schedule 4.12 sets forth a correct and complete list of all registered trademarks, trade names, service marks, patents and copyrights which GBGC and IMG own or utilize and all applications pending therefor, if any. As of the date hereof, there are no pending, and no threatened, interference or opposition actions or proceedings with respect to any such trademarks, trade names, service marks, patents or copyrights, and the use of any such trademarks, trade names, service marks, patents and copyrights does not infringe upon or conflict with, any trademark, trade name, patent, copyright, or other proprietary right of any other person. As of the date hereof, no notice has been received of any claim of any such infringement upon, or conflict with, any trademark, trade name, patent, copyright or other proprietary right of any person.

     Section 4.13  Contracts. Schedule 4.13 lists each and every:

                    (i) contract or commitment to which GBGC or IMG is a party not made in the ordinary course of business or continuing over a period of more than six months from the date hereof or exceeding $25,000 in value, other than contracts and commitments listed in any other Schedule hereto;

                    (ii) contract with or commitment to employees, advisors, consultants;

                    (iii) debt instrument, including, without limitation, any loan agreements, promissory notes, security agreements or other evidences of indebtedness, where GBGC or IMG is a lender or borrower;

                    (iv) contract, commitment or arrangement restricting GBGC or IMG, or any of their respective employees from engaging in business or from competing in any line of business with any other parties;

                    (v) contract, agreement or arrangement to which GBGC or IMG is a party (whether as an original party or an assignee or successor) for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person or entity;

                    (vi) contract or commitment to which GBGC or IMG is a party (whether as an original party or an assignee or successor) for any charitable or political contribution;

                    (vii) loan agreement, security agreement, note, debenture, or other contract or commitment (except for this Agreement) limiting or restraining GBGC or IMG from declaring, setting aside, authorizing or making payment of any dividend or any distribution, whether in cash or property;

                    (viii) joint venture or partnership agreement to which GBGC or IMG is, directly or indirectly, a party (whether as an original party or as an assignee or successor);

                    (ix) agreement or agreements to which GBGC or IMG is a party (whether as an original party or as an assignee or successor) with respect to any assignment, discounting or reduction of any receivables, other than normal trade discounts, of GBGC or IMG;

                    (x) distributorship, sales agency, sales representative or marketing agreement;

                    (xi) any license pursuant to which GBGC or IMG has any liability or obligation or is receiving or will become entitled to receive any benefits in excess of $25,000 in value, and any permit pursuant to which such entity currently operates its business;

                    (xii) existing agreements, options, commitments or rights with, to or in any third party to acquire any assets or properties, real, personal or mixed, or any interest therein, of GBGC or IMG; and

                    (xiii) existing agreements, options, commitments or rights ("Acquisition Contracts") of GBGC or IMG to acquire any assets or properties, real, personal or mixed, or any interest therein, except for those relating to the acquisition of inventory in the ordinary course of business, and letters of intent, agreements-in-principal and heads of agreement ("Letters of Intent") with respect to any of the foregoing.

     Seller has heretofore delivered, or will deliver, to Buyer true, correct and complete copies of all documents described in Schedule 4.13.

     Section 4.14 Absence of Default. Except as set forth in Schedule 4.14 hereto, each of GBGC and IMG has complied with and performed in all material respects all of its obligations required to be performed under all material contracts, agreements and leases to which it is a party (whether as an original party or as an assignee or successor) as of the date hereof, and is not in default in any material respect under any contract, agreement, lease, undertaking, commitment or other obligation; and no event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a default thereunder in any material respect. Seller, after due inquiry, has no knowledge that any party has failed to comply with or perform in all material respects all of its obligations required to be performed under any material contract, agreement or lease to which GBGC or IMG is a party (whether as an original party or as an assignee or successor) as of the date hereof, or that any event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a default by such party thereunder permitting termination thereof or giving rise to a potential damage claim in excess of $25,000.

     Section 4.15 Insurance. GBGC and IMG maintains insurance coverages on its structures, facilities, fixtures, machinery, equipment, motor vehicles, inventory and other properties and assets and with respect to its employees and operations, covering risks which Seller reasonably believes are prudently insured against by similar businesses. Seller has previously furnished to Buyer a correct and complete description of all such policies or binders of insurance held by or on behalf of GBGC and IMG or any of their respective properties or assets (specifying the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number, the premium and any agent or broker). Except as may otherwise have been disclosed to Buyer in writing (i) no notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy or binder has been received by either Seller, GBGC or their respective Subsidiaries, and (ii) Seller, after due inquiry, has no knowledge of any state of facts or the occurrence of any event which reasonably might form the basis of any claim against or relating to GBGC's or IMG's businesses or operations or any of their respective assets or properties which are covered by any of such policies or binders which might substantially increase the insurance premiums payable under any such policy or binder. Seller has previously furnished to Buyer a correct and complete description of all outstanding performance bonds which have been delivered to any person in connection with the business and operations of GBGC or IMG.

     Section 4.16 Third Party Options. Except as set forth pursuant to Section 4.13(xiii) hereof, there are no existing agreements, options, commitments or rights with, to or in any third party to acquire any assets or properties, real, personal or mixed, or any interest therein, of GBGC or IMG, except for those contracts entered into by any of them in the ordinary course of business.

     Section 4.17 Distributions, Satisfactions, Obligations. Except as disclosed in Schedule 4.17 hereto, since the Balance Sheet Date, neither GBGC nor IMG has:

                    (i) issued any stock, bonds, partnership or membership interests or other securities or equity interests;

                    (ii) incurred any obligations or liabilities for money borrowed;

                    (iii) incurred any material obligations or liabilities, absolute or contingent;

                    (iv) discharged or satisfied any lien, encumbrance or obligation, or paid any material liabilities, absolute or contingent, other than in the ordinary course of business;

                    (v) declared or made any dividend payment or distribution to any stockholder, partner or member of GBGC or IMG;

                    (vi) purchased or redeemed any shares of the capital stock or other equity interests of GBGC or IMG;

                    (vii) mortgaged or pledged or subjected to lien, charge or other encumbrance, any of its material assets, tangible or intangible;

                    (viii) sold, transferred or disposed of any of its assets except assets used or consumed in the ordinary course of business and obsolete equipment and equipment which has been replaced in the ordinary course of business;

                    (ix) taken as a whole, suffered any material adverse change, material damage, material disruption of business or losses, whether covered by insurance or not, or waived any rights of substantial value;

                    (x) increased compensation payable to or to become payable by such entity to any of its employees whose salary (inclusive of bonus) is expected to exceed $50,000 in 1998, except for increases in the ordinary course of business to an employee on the anniversary date of his employment, or upon his annual award date, which do not exceed 10% of the base salary of such employee; or

                    (xi) operated its business in any way other than in the ordinary course.

     Section 4.18 Capital Expenditures. Except as set forth in Schedule 4.18 hereto, neither GBGC nor IMG has made or budgeted for any capital expenditures or commitments, whether or not contracted for, in an aggregate amount exceeding $25,000.

     Section 4.19 Litigation. Except as set forth in Schedule 4.19 hereto, as of the date hereof, there are no actions, suits, material labor disputes or arbitrations, legal or administrative proceedings or investigations pending against GBGC or IMG (or against Seller or its Subsidiaries other than GBGC or IMG, which could reasonably be expected to adversely affect GBGC or IMG, taken as a whole, or the Sale) and no actions, suits, labor disputes or arbitrations, legal or administrative proceedings or investigations are contemplated or, to the knowledge of Seller or GBGC, threatened against GBGC or IMG (or against Seller or its Subsidiaries other than GBGC or IMG, which could reasonably be expected to adversely affect GBGC and IMG, taken as a whole, or the Sale) or any of its assets, properties or businesses, nor is any basis known by Seller or GBGC, after due inquiry, to exist for any such action or for any governmental investigation relating to any of GBGC or IMG (or against Seller or its Subsidiaries other than GBGC or IMG, which could reasonably be expected to adversely affect GBGC and IMG, taken as a whole, or the Sale) or its or their properties or businesses. Neither Seller, GBGC nor their respective Subsidiaries nor their assets, properties or business, are subject to any judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal.

     Section 4.20  Compliance with Law.

             (a)  Each of GBGC and IMG:

                    (i) has complied with each, and is not in violation of any, law, ordinance or governmental rule or regulation to which it or its business is subject except where the failure to so comply, individually or in the aggregate, would not have a Seller or GBGC Material Adverse Effect, and

                    (ii) has not failed to obtain any license, permit, certificate or other governmental authorization or inspection necessary to the ownership or use of its assets and properties or to the conduct of its business, which, in the event of any noncompliance, violation or failure to obtain, as the case may be, would have a Seller or GBGC Material Adverse Effect.

             (b) Except as set forth in Schedule 4.20 hereto, none of Seller, GBGC nor their respective Subsidiaries has received any claim or notice of any violation, within the past three years, of any building, zoning, fire, health or employment laws, ordinances, rules or regulations relating to the properties, premises, business or employees of GBGC or IMG, which in the event of any non-compliance or violation would have a Seller or GBGC Material Adverse Effect.

             (c) None of Seller, GBGC nor their respective Subsidiaries has, nor, to the Seller's knowledge, has any director, officer, agent or employee of any such entity: (i) made or agreed to make any contributions, payments or gifts of its funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States, any state thereof or any other jurisdiction (foreign or domestic); (ii) established or maintained any unrecorded fund or asset for any purposed, or made any false or artificial entries on any of its books or records for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person or entity, to candidates for public office whether federal, state, local or foreign, where such contributions were or would be violative of applicable law; or (iv) violated the U.S. Federal Corrupt Practices Act of 1977, as amended.

     Section 4.21 Transactions with Affiliates. Except as set forth on Schedule 4.21, Neither GBGC, IMG nor, to the Seller's knowledge, any current director or officer thereof controls or during the last three years has controlled, directly or indirectly, any business, corporate or otherwise, which is or was a party to any agreement, business arrangement or course of dealing with GBGC or IMG or any property or asset which was the subject of any agreement, business arrangement or course of dealing with GBGC or IMG.

     Section 4.22 Prohibited Payments. Neither Seller, GBGC nor their respective Subsidiaries nor any of their respective officers, directors, employees, agents or affiliates has offered, paid, or agreed to pay to any person or entity, including any governmental official, or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of obtaining or maintaining business for any such entity or otherwise affecting the business, operations, prospects, properties, or condition (financial or otherwise) of any such entity and which is or was in violation of any ordinance, regulation or law, or not properly and correctly recorded or disclosed on the books and records of such entity. Neither Seller, GBGC nor their respective Subsidiaries has engaged in any transaction, maintained any bank account or used any other funds except for transactions, bank accounts and funds which have been and are properly and correctly reflected in the normally maintained books and records of such entity.

     Section 4.23  Tax Matters.

             (a) Each of GBGC and IMG has filed or will file all required Tax Returns within the prescribed period or any extension thereof for all periods to the Closing Date. No claim has ever been made by an authority in a jurisdiction where GBGC or IMG does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. All Taxes owed by GBGC or IMG (whether or not shown on any Tax Return) have been paid. Each of GBGC and IMG has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Code Section 6662 or any similar provision of state or local law. Each of GBGC and IMG has paid or will pay all Taxes shown to be due or which become due on such returns and reports pursuant to any assessment, deficiency notice, 30-day letter or similar notice, including interest and penalties with respect thereto, to the Closing Date. The liabilities for Taxes on the GBGC Balance Sheet are sufficient for the payment of all Taxes of GBGC and IMG attributable to all periods through the Closing Date and include adequate provision for all deferred Taxes in accordance with GAAP. There are no Tax Liens upon any property of GBGC and IMG except for Liens for current Taxes not yet due. All amounts required to be withheld by GBGC and IMG in connection with amounts paid or owing to any employee, independent contractor or other third party have been collected and withheld, and either paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books and records of the employer.

             (b) Except as set forth on Schedule 4.23 hereto, all Federal income Tax deficiencies asserted in writing as a result of such examinations have been paid or finally settled and no issue has been raised by the IRS in any such examination which, if raised with regard to any other period not so examined, could reasonably be expected to result in a proposed Federal income Tax deficiency for such other period. Further, no written notice has been received by Seller, GBGC or any of their respective Subsidiaries and, to the knowledge of Seller and GBGC, no state of facts exists or has existed which would constitute grounds for the assessment of any Federal income Tax liability against any of them with respect to the periods which have not been audited by the IRS. Except as set forth in Schedule 4.23, none of the state, local or foreign income or franchise tax returns of Seller, GBGC or any of their respective Subsidiaries have been audited by any governmental agency within the past five years.

             (c) Except as set forth on Schedule 4.23, none of Seller, GBGC nor their respective Subsidiaries is a party to any pending action, investigation or claim by any governmental authority for assessment or collection of Taxes, or party to any dispute or threatened dispute in which an adverse determination would have a Seller or GBGC Material Adverse Effect, and no claim for assessment or collection of Taxes has been made upon Seller, GBGC or their respective Subsidiaries, nor is there any basis for such action or claim.

             (d) Neither Seller, GBGC nor their respective Subsidiaries is liable for any "accumulated earnings" penalty tax, as provided in Section 531 of the Code. Neither Seller, GBGC nor their respective Subsidiaries is liable for any "personal holding company" penalty tax, as provided in Section 541 of the Code.

             (e) Neither Seller, GBGC nor their respective Subsidiaries has, with regard to any assets or property held, acquired or to be acquired, filed a consent to the application of Section 341(f)(2) of the Code.

             (f) Neither Seller, GBGC nor their respective Subsidiaries has agreed to make an adjustment or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

             (g) Neither Seller, GBGC nor their respective Subsidiaries is liable for "back-up withholding" Taxes, as provided in Section 3406 of the Code or other withholding Taxes as provided in Section 1461 of the Code.

             (h) Seller has previously furnished to Buyer correct and complete copies of:

                    (i) all Federal, state, local and foreign income and franchise tax returns and reports filed by GBGC or IMG and, if relevant to GBGC, Seller and its other Subsidiaries within the past five years;

                    (ii) all Federal, state, local and foreign taxes to which GBGC or IMG and, if relevant to GBGC or IMG, Seller and its other Subsidiaries is subject with respect to its business, assets or income, showing the name of the taxing authority, the assessment date, and the date on which the return is required to be filed; and

                    (iii) all currently effective or proposed agreements, consents, elections and waivers filed or made with Federal, state, local or foreign taxing authorities relating to GBGC or IMG, and if relevant to GBGC or IMG, Seller and its other Subsidiaries.

             (i) Except as set forth in Schedule 4.23 as of the time of filing, all Tax Returns required to be filed by Seller, GBGC or their respective Subsidiaries, or any affiliated, combined or unitary group of which any such corporation is or was a member were in all respects true, complete and correct and filed on a timely basis.

             (j) Each of GBGC and IMG as of March 31, 1998 has established on its books and records reserves that are adequate for the payment of all accrued Taxes not yet due and payable and there shall be no material difference between the amounts of the book basis and the tax basis of assets (net of liabilities) that are not accounted for by an accrual on the books for income tax purposes.

             (k) No power of attorney has been granted by Seller, GBGC or any of their respective Subsidiaries with respect to any matter relating to Taxes which is currently in force.

             (l) Except as set forth in Schedule 4.23, neither Seller, GBGC nor their respective Subsidiaries (i) is a party to any agreement or arrangement (written or oral, express or implied) providing for the allocation or sharing of Taxes, or (ii) has any liability for the Taxes of any person (other than GBGC), as a transferee or successor, by contract or otherwise (excluding joint and several liability under Treasury Regulations Section 1.1502-6).

             (m) Seller and GBGC are United States persons within the meaning of Code Section 7701(a)(30).

             (n) Neither GBGC nor IMG has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G.

Definitions

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Tax" means any income, corporation, gross receipts, profits, gains, capital stock, capital duty, franchise, business, license, payroll, withholding, social security, unemployment, disability, property, wealth, welfare, stamp, environmental, transfer, excise, occupation, sales, use, value added, alternative minimum, estimated or other similar tax (including any fee, assessment or other charge in the nature of any tax) imposed by any governmental authority (whether national, federal, state, local, municipal, foreign or otherwise) or political subdivision thereof, and any interest, penalties, reasonable attorney's fees, additions to tax or additional amounts in respect of the foregoing.

     "Tax Returns" shall mean all reports, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

     Section 4.24  Employee Benefit Plans

             (a) Seller has previously furnished to Buyer a list of all of employee benefit plans, funds or programs (within the meaning of the Code or ERISA), whether or not they are or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable law, (ii) written or oral, (iii) formal or informal, (iv) funded or unfunded, or (v) generally available to all employees of each of Seller, GBGC and their respective Subsidiaries, which were or are established or maintained by such entity (individually, a "Plan", and collectively, the "Plans"). For purposes of this Section 4.24, the term "Company" shall mean and include Seller, GBGC and their respective Subsidiaries and any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes any of Seller, GBGC or their respective Subsidiaries; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the
Code) with any Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes any Company; and any other entity required to be aggregated with any Company pursuant to regulations under Section 414(o) of the Code.

             (b) No Company has been required to contribute to a multiemployer plan (within the meaning of Section 3(37) of ERISA) during the six-year period ending on the Closing Date.

             (c) None of the Plans which are welfare plans (as such term is defined under ERISA Section 3(1)) provide benefits to retirees, except to the extent required by the Consolidation Omnibus Reconciliation Act of 1985, as amended.

             (d) Each Plan which is intended to be qualified under Section 401(a) and exempt from tax under Section 501(a) of the Code has been determined by the IRS to be so qualified and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination which may reasonably be expected to adversely affect such qualification or exemption, or result in the imposition of excise taxes on Seller or GBGC or tax on unrelated business income under the Code or ERISA, subject to the Seller's right to amend each such Plan to conform to the Small Business Job Protection Act and the Taxpayer Relief Act of 1997 within such laws' respective "remedial amendment periods," as described in Code Section 401(b) and regulations thereunder. No Plan is funded through a trust intended to be exempt from tax under Section 501(c) of the Code.

             (e) No reportable event (as defined in Section 4043 of ERISA or the regulations thereunder) for which the reporting requirements have not been fully waived, or accumulated funding deficiency whether or not waived (as defined in Section 302 of ERISA), or liability to the Pension Benefit Guaranty Corporation ("PBGC") under Sections 4062, 4063, 4064 or 4069 of ERISA, nor any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) that may be expected to result in liability to Seller or GBGC, has occurred or exists with respect to any Plan. The Plans and provisions thereof, the trusts created thereby, and the operation of the Plans are in material compliance with and conform in all material respects to applicable provisions of the Code (including but not limited to Section 412), ERISA, other statutes, and governmental rules and regulations except for any noncompliance or nonconformity which may not reasonably be expected to result in a Seller or GBGC Material Adverse Effect.

             (f) There is no matter, action, audit, suit or claim pending or threatened relating to any Plan, fiduciary of any Plan with respect to the Plan or assets of any Plan, before any court, tribunal, or government agency, other than routine claims for benefits.

             (g) Each Company has made, or will make, all contributions to the applicable Plans for all periods up to the Closing Date as required by the terms of the Plans, the Code and ERISA.

             (h) With respect to any Plan that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA (a "Welfare Plan"), (i) each such Welfare Plan the contributions to which are claimed as a deduction under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund within the meaning of Section 419 of the Code that comprises part of a Welfare Plan, there is no disqualified benefit within the meaning of
Section 4976(b) of the Code that would subject the Company to a tax under
Section 4976(a) of the Code, and (iii) any such Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the requirements of Section 4980B of the Code.

             (i) The consummation of the transaction contemplated hereby will not accelerate any liability under the Plans because of an acceleration of any rights or benefits to which any participant or beneficiary (as such terms are defined in Section 3 of ERISA) may be entitled thereunder that may result in liability to GBGC.

     Section 4.25  Executive Employees.

             (a) Annexed hereto as Schedule 4.25 is a correct and complete list of the names, titles and current annual salary rates of and bonuses paid or payable to all present non-union officers and employees of GBGC and IMG whose 1998 annual salary (including bonuses paid or payable in 1997 or thereafter) is expected to exceed $50,000 USD ("Executive Employees").

               (b) GBGC and IMG do not have any employment agreement with, and do not maintain any Plan with respect to, any Executive Employees, except as disclosed on Schedule 4.25.

     Section 4.26 Employees. Annexed hereto as Schedule 4.26 is a correct and complete list of all labor and collective bargaining agreements (whether written or oral) to which GBGC or IMG is a party or by which it is bound, and all employment, profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consultant, retirement, severance, welfare or incentive agreements, plans or contracts (other than those identified herein) to which any of them is a party. Seller has delivered, or will deliver, copies of all such agreements, contracts and plans to Buyer. Neither GBGC nor IMG, taken as a whole, is in default with regard to any of such agreements, plans or contracts which default could reasonably be expected to result in a Seller or GBGC Material Adverse Effect. Each of GBGC and IMG, taken as a whole, is in compliance in all material respects with all applicable laws relating to the employment of labor. There are no controversies (other than routine grievances) pending or, to the knowledge of Seller and GBGC, threatened, between GBGC or IMG, and any of their respective employees or labor unions or other collective bargaining units representing any of their respective employees. To the knowledge of Seller and GBGC, no unfair labor practice complaints have been filed against GBGC or IMG with the National Labor Relations Board, and none of Seller, GBGC nor their respective Subsidiaries has received any notice or communication reflecting an intention or a threat to file any such complaint affecting GBGC or IMG.

     Section 4.27  Environmental Laws.

               (a) Each of GBGC and IMG has obtained and holds all permits, licenses and other authorizations which are required with respect to the operation of their respective businesses under Federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases or pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes ("Hazardous Substances") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial toxic or hazardous substances or wastes (the "Environmental Laws"), except any permits, licenses and other authorizations the absence of which would not, individually or in the aggregate, have a Seller or GBGC Material Adverse Effect, and all such permits, licenses and other authorizations are in good standing and GBGC and IMG are not in default thereunder.

             (b) Each of GBGC and IMG is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except where such failure to comply, individually or in the aggregate, would not have a Seller or GBGC Material Adverse Effect.

             (c) There is no civil, criminal or administrative action, suit, demand, claim, hearing notice or demand letter pending or, to the knowledge of GBGC and Seller, threatened against GBGC or IMG relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

             (d) No actions or plans of action taken or to be taken by GBGC or IMG are reasonably likely and no events, conditions, activities, practices or incidents are, to the knowledge of Seller and GBGC, reasonably likely to (i) interfere with or prevent compliance or continued compliance in all material respects with the Environmental Laws or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, (ii) give rise to any common law or legal liability, including, without limitation, liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorizations Act of 1986, or any other applicable Environmental Laws or similar state or local laws, or (iii) form the basis of any claim, action, demand, suit, proceeding, hearing or notice of violation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxin or hazardous substance or waste.

             (e) Seller has made available to Buyer true and correct copies of, all environmental audits or assessments, analyses of soil, groundwater, indoor and outdoor air, sediment, surface water and asbestos-containing materials relating in whole or in part to GBGC, any Owned Property or any Leased Real Estate undertaken by or on behalf of Seller, GBGC or Their respective Subsidiaries, and any written communications received by any of them relating in whole or in part to the existence of Hazardous Substances at any Owned Property or Leased Real Estate or any real property previously owned or operated by GBGC or IMG or the compliance of GBGC or IMG with respect to any Environmental Law.

     Section 4.28 Bank Accounts, Letters of Credit and Powers of Attorney. Set forth on Schedule 4.28 is a true and correct list of (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of GBGC and IMG, (b) all outstanding letters of credit issued by financial institutions for the account of GBGC and IMG (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and
(c) the name and address of each person who has a power of attorney to act on behalf of GBGC and IMG. Seller has heretofore delivered, or will deliver, to Buyer true, correct and complete copies of each such letter of credit and each such power of attorney.

     Section 4.29 Minute Books; Records. The minute books and/or other official records, as applicable, of GBGC and IMG as previously made available to Buyer for inspection, contain complete and accurate records of all meetings and accurately reflect all other action of the stockholders, boards of directors, management committees or other governing bodies, as applicable, of GBGC and IMG. The stock certificate books, stock transfer ledgers and/or capital account records, as applicable, of GBGC and IMG as previously made available to Buyer for inspection, are true and complete. All stock and/or other applicable transfer taxes levied or payable with respect to all transfers of shares and/or other equity interests, as applicable, of GBGC and IMG prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

     Section 4.30 Full Disclosure. No representation or warranty by Seller in this Agreement, any Schedule hereto or in any certificate delivered by Seller to Buyer pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary to make any statement herein or therein, in the light of the circumstances under which it was made, not misleading. There is no fact known to Seller, which Seller has not disclosed or will not disclose to Buyer which materially adversely affects or, so far as Seller, can now reasonably foresee, which may materially adversely affect, the continued operation of GBGC. Notwithstanding the foregoing, no representation or warranty is given and no disclosure to Buyer is required with respect to events, conditions, or facts which relate to or effect the national, state or local economy, political situation, or the golf center industry generally.

     Section 4.31 Brokers or Finders. No agent, broker, investment banker, financial advisor or other person or entity is or will be entitled, by reason of any agreement, act or statement by Seller, GBGC or any Subsidiary, to any financial advisory, broker's, finder's or similar fee or commission in connection with any of the transactions contemplated by this Agreement.

     Section 4.32  Licenses.

             (a) Each of GBGC and IMG holds all licenses (including, without limitation, liquor licenses), franchises, registrations, ordinances, authorizations, permits, certificates, variances, qualifications, exemptions, orders, approvals and waivers of any governmental entity (Federal, state and local) (collectively, "Licenses") which are required for the conduct of its respective businesses operations as currently conducted except such Licenses which GBGC's of IMG's failure to hold, individually and in the aggregate, could not reasonably be expected to cause a Seller or GBGC Material Adverse Effect. All of the Licenses (including, without limitation, all liquor licenses) are in full force and effect, and no Action is pending or, to the knowledge of Seller, threatened, seeking the revocation or limitation of any of the Licenses. Schedule 4.32 lists all Licenses (including all liquor licenses) that are material to the business of GBGC and IMG taken as a whole. Except as indicated on Schedule 4.32, no License will terminate as a result of this Agreement or the transactions contemplated hereby.

             (b) Schedule 4.32 lists all entities, other than GBGC and IMG, that hold licenses to serve or sell alcoholic beverages in locations on the premises of or associated with the facilities operated by GBGC and IMG in connection with the business of GBGC and IMG.

     Section 4.33 Consulting Agreements with, and Capital Commitments to, Sellers of Centers. The present value of the amounts due over the remaining life of each consulting or similar agreement between GBGC or IMG and the sellers of any golf facilities or their affiliates (collectively, "Selling Parties") will be included as a liability in GBGC's Closing Date Liabilities, except for amounts due under the consulting agreements with Brian Ashley and Public Country Clubs, Inc. referred to in Schedule 4.13 and the employment agreement with Michael Seaman. Except as set forth on Schedule 1.3, neither GBGC nor IMG has made any commitments to Selling Parties to spend any amounts on golf facilities.

                                   ARTICLE V

                                   COVENANTS

     Section 5.1 Alternative Proposals. From the date hereof until the Closing Date, Seller agrees (a) that neither it, GBGC nor any of Seller's other Subsidiaries shall, nor shall it, GBGC nor any of Seller's other Subsidiaries permit their respective officers, directors, employees, agents, representatives or Affiliates (including, without limitation, any investment banker, attorney or accountant retained by them) to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation any proposal or offer to its or their stockholders) which constitutes or is reasonably likely to lead to any Alternative Proposal, as hereinafter defined, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, or otherwise cooperate in any way with, any corporation, partnership, person or other entity or group (each a "Third Party") relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 5.1; and (c) that it will notify Buyer immediately if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested by any Third Party with respect to an Alternative Proposal or which could lead to an Alternative Proposal and immediately notify Buyer of all material terms of any proposal which it may receive in respect of any such Alternative Proposal, including the identity of the Third Party making the Alternative Proposal or the request for information, if known, and thereafter shall inform Buyer on a timely, ongoing basis of the status and content of any discussions or negotiations with such Third Party, including immediately reporting any material changes to the terms and conditions thereof. As used herein, "Alternative Proposal" means any inquiry, proposal or offer from any Third Party relating to a direct or indirect acquisition or purchase of GBGC or any of its equity or capital stock, any merger, consolidation, business combination, sale of all or substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving GBGC or involving Seller and affecting GBGC or the Sale other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Sale or which would reasonably be expected to dilute materially the benefits to Buyer of the transactions contemplated hereby.

     Section 5.2 Interim Operations of GBGC. Except as otherwise required in connection with the Spin-Off, prior to the Closing Date, unless Buyer has consented in writing thereto, GBGC:

             (a) Shall conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

             (b) Shall use its reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

             (c) Shall not amend its Certificate of Incorporation or Bylaws or comparable governing instruments;

             (d) Shall promptly notify Buyer of any material emergency or other material change in its condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its business or of its properties, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach of any representation or warranty contained herein;

             (e) Shall not (A), issue any capital stock or otherwise change its capitalization as it existed on the date hereof; (B) grant, confer or award any option, warrant, conversion right or other right to acquire any capital stock;
(C) increase any compensation or enter into or amend any employment agreement with any of its present or future officers, directors or employees; (D) grant any severance or termination package to any employee or consultant; or (E) adopt any new employee benefit plan (including any stock option, benefit or purchase plan) or amend any existing employee benefit plan in any respect;

             (f) Shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock;

             (g) Shall not enter into any material transaction, or agree to enter into any material transaction, outside the ordinary course of business, including, without limitation, any transaction involving a merger, consolidation, joint venture, partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring or a purchase, sale, lease or other disposition of a substantial portion of assets or capital stock;

             (h) Shall not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of others;

             (i) Shall not make any loans, advances or capital contributions to, or investments in, any other person;

             (j) Shall not make or commit to make any capital expenditures except as set forth in Schedule 5.2,;

             (k) Shall not apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Affiliate or enter into any transaction with any Affiliate.

             (l) Shall not alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected;

             (m) Shall not grant or make any mortgage or pledge or subject itself or any of its properties or assets to any lien, charge or encumbrance of any kind;

             (n) Shall maintain insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are currently in effect; and

             (o) Shall not make any material Tax elections.

     Notwithstanding the foregoing, GBGC may dividend, distribute or dispense of certain assets and related liabilities not related to the golf centers business and more fully described on Schedule 5.2. Notwithstanding anything to the contrary contained herein, Seller may use any working capital surplus prior to the Closing Date to reduce GBGC's Closing Date Liabilities.

     Section 5.3   Filings; Other Action.

             (a) Subject to the terms and conditions herein provided, Seller and Buyer shall use all reasonable efforts to take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Closing Date, any further reasonable action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Seller and Buyer shall take all such necessary action.

             (b) (i) Seller and Buyer shall give any notices to third parties, and use all reasonable efforts to obtain any third party consents, necessary, proper or advisable to consummate the transactions contemplated in this Agreement.

                    (ii) In the event that either party shall fail to obtain any third party consent described in subsection (b) (i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon Seller and GBGC and Buyer, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Closing Date, from the failure to obtain such consent.

             (c) From and after the date of this Agreement until the Closing Date, each party hereto shall promptly notify the others of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any condition to the obligations of any party to effect the Sale and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Sale and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant hereto shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

     Section 5.4 Inspection of Records. From the date hereof to the Closing Date, Seller shall (a) allow all designated officers, attorneys, accountants and other representatives of Buyer reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Seller and GBGC; (b) furnish to Buyer and its representatives such documents, agreements, financial and operating data and other information as such persons may reasonably request within two business days after such request; and (c) instruct the employees, counsel and financial advisors of Seller to cooperate with the Buyer and its representatives in its investigation of the business of Seller and GBGC.

     Section 5.5 Further Action. Each party hereto shall, subject to the fulfillment at or before the Closing Date of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Sale.

     Section 5.6 Expenses. Whether or not the Sale is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall, except as otherwise provided herein, be paid by Seller if incurred by Seller, and by Buyer if incurred by Buyer; provided, however that in the event that this Agreement is terminated pursuant to Section 7.1.7 hereof, Seller shall promptly pay Buyer $2 million as liquidated damages, and reimburse Buyer for up to $250,000 for out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all governmental authorities, banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees and expenses of counsel, accountants, financial printers, proxy solicitors, exchange agents, experts and consultants), whether incurred prior to, on or after the date hereof, in connection with the Sale and the consummation of the transactions contemplated hereby.

     Section 5.7 Survival of Representations and Warranties of Seller. Notwithstanding any right of Buyer to investigate the affairs of Seller and GBGC and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right to rely fully upon the representations, warranties, covenants and agreement of Seller contained in this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby for 18 months after the Closing Date, except the representations warranties, covenants and agreements set forth in Sections 4.4, the first sentence of 4.9(a), the second sentence of 4.10(a), 4.16, 4.19 (as to pending actions, suits, labor disputes or arbitrations, legal or administrative proceedings or investigations only) and 4.27, which shall survive indefinitely, Sections 4.23 and 4.24 which shall survive for the applicable statute of limitation and Section 5.14, which shall survive for five (5) years. All representations, warranties, covenants and agreements made herein by Buyer shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby for two years.

     Section 5.8 Governmental Approvals. As promptly as practicable after the execution of this Agreement, Buyer and Seller shall file notification reports under the HSR Act (the "Act"), as applicable, and shall request early termination of any applicable waiting periods under such Act and use their commercially reasonable efforts to obtain clearance or authorization under the Act of the Sale and the other transactions contemplated by this Agreement at the earliest practical time.

     Section 5.9 Public Announcements. Each party to this Agreement and their respective Subsidiaries shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement (including any filings under Securities laws) or any transaction contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other parties hereto (unless required by law or the interdealer quotation system on which their securities are traded), which consent shall not be unreasonably withheld, provided, further, that no additional consent shall be required for any additional statement which is not materially different from one already consented to.

     Section 5.10 Real Estate and Other Consents. Seller shall take all reasonable actions and do all things reasonably necessary to obtain the consents described in, and satisfy the conditions of, Section 6.3(d) hereof.

     Section 5.11 Preparation of Closing Date Balance Sheet. Within 30 days after the Closing Date, Seller shall prepare and deliver to Buyer a consolidated balance sheet of GBGC as of the close of business on the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with that used in, and in accordance with the same accounting principles applied in, the preparation of the financial statements referred to in Section 4.7, and shall be reviewed by Arthur Andersen ("AA"). AA shall also perform agreed upon procedures to verify the accuracy of the calculation (the "Calculation") of GBGC's Closing Date Liabilities and Working Capital Deficiency as defined in Section 1.3 as of the Closing Date. Unless Buyer elects to forego such review, Richard A. Eisner & Company LLP ("Eisner") shall have 25 days to review the Closing Date Balance Sheet and the Calculation. If Eisner disagrees with the amount of Closing Date Liabilities shown on the Closing Date Balance Sheet or the Calculation, then it shall issue a report to such affect. AA and Eisner shall have 30 days after the date the Eisner report is issued to come to an agreement as to what the Closing Date Liabilities and Calculation should have been. If they are unable to agree within such 30-day period, the two firms shall appoint a third accounting firm of recognized national standing which shall resolve the dispute (including, if necessary, auditing the Closing Date Balance Sheet) within 60 days and whose decision shall be final and binding. Promptly after the dispute is resolved (or if there is no dispute, promptly after Eisner has reviewed the Closing Date Balance Sheet and Calculation or Buyer has foregone such review), any amount to which Buyer would have been entitled shall be paid to Buyer by Seller including the interest, if any, referred to in Section 1.1 and any amount to which Seller would have been entitled shall be paid to Seller by Buyer. The expenses of the third accounting firm shall be paid by Buyer or Seller, as the case may be, depending on whether the Closing Date Liabilities and Calculation, as determined by such third party accountants, is closer to the amount proposed by Eisner than to the amount proposed by AA.

     Section 5.12  Estoppel Certificates.

             (a) Seller shall use its best efforts to obtain, on or prior to the Closing Date, from each landlord and any over landlord of each landlord and over landlord of the Leased Real Estate, an estoppel certificate in form and substance reasonably satisfactory to Buyer.

             (b) With respect to the Owned Property and Leased Real Estate, Seller shall use its best efforts to obtain, on or prior to the Closing Date, from GBGC's lenders whose loan is secured by a mortgage or deed of trust encumbering any of such properties (each a "Mortgage Lender"), a statement to the effect that to its knowledge no default under its mortgage or deed of trust exists nor is such lender aware of the occurrence or non-occurrence of any event which, with notice or the passage of time, or both, would constitute such a default.

     Section 5.13 Name Change. Buyer shall cause GBGC to change its corporate name to a name not to include "Golden Bear" promptly after the Closing and will coordinate with Seller so that a Subsidiary of Seller can get such corporate name.

     Section 5.14 Post-Closing Covenants. Buyer shall use reasonable efforts to preserve and keep GBGC's books and records delivered hereunder for a period of five (5) years from the Closing Date and shall, during such period, make such books and records available to officers and directors of Seller or their designees upon reasonable notice during business hours for any reasonable purpose.

     Section 5.15 Title Commitments. Buyer will order the commitments referred to in Section 6.3(d) within the later of (a) five business days after receiving a copy of each of the existing title policies from Seller or (b) five business days after the date of this Agreement.

     Section 5.16 Schedules and Documents. Seller hereby agrees to deliver to Buyer the schedules to this Agreement (the "Schedules") and each document contract, or agreement listed thereon or required to be delivered hereby no later than the third day after the date hereof.

     Section 5.17 Baltimore. Seller agrees that it shall not, for at least one year after the Closing Date, directly or indirectly (including through a franchise or license arrangement) solicit or initiate proposals or engage in negotiations with respect to the lease, purchase, ownership or operation of the site referred to in the agreement dated as of May 4, 1998 between Bare Hills Associates and GBGC.

                                   ARTICLE VI

                                   CONDITIONS

     Section 6.1 Conditions to Obligation of Each Party to Effect the Sale. The obligation of each party hereto to effect the Sale shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

             (a) Seller or Newco, as the case may be, GBGC and OAI shall have entered the License Agreement substantially in the form of Exhibit B hereto.

             (b) All necessary regulatory and governmental approvals and consents shall have been obtained.

             (c) Any applicable waiting period under the Act, shall have expired or been terminated.

             (d) The parties hereto and the Escrow Agent shall have entered into the Escrow Agreement substantially in the form of Exhibit A hereto.

             (e) No action shall have been taken, and no statute, rule, regulation, executive order, judgment, decree, or injunction (other than a temporary restraining order) shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any court of competent jurisdiction or governmental authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby.

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

             (f) The parties hereto shall have entered into the Visa Agreement substantially in the form of Exhibit C hereto and the Marketing Agreement substantially in the form of Exhibit D hereto.

     Section 6.2 Conditions to Obligation of Seller to Effect the Sale. The obligation of Seller to effect the Sale shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

             (a) Buyer shall have performed, in all material respects, all of its agreements contained herein that are required to be performed by Buyer on or prior to the Closing Date, and Seller shall have received a certificate of the President or Senior Vice President of Parent dated the Closing Date, certifying to such effect.

             (b) The representations and warranties of Buyer contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing, and Seller shall have received a certificate of the President or Vice President of Buyer, dated the Closing Date, certifying to such effect.

             (c) Seller shall have been released from its obligation to guarantee the obligations listed on Schedule 6.2(c).

     Section 6.3 Conditions to Obligation of Buyer to Effect the Sale. The obligations of Buyer to effect the Sale shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

             (a) The representations and warranties of Seller contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing, and Buyer shall have received a certificate of the President or Senior Vice President of Seller, dated the Closing Date, certifying to such effect.

             (b) Seller shall have performed, in all material respects, all of its agreements contained herein that are required to be performed by Seller on or prior to the Closing Date, and Buyer shall have received a certificate of the President or a Vice President of Seller, dated the Closing Date, certifying to such effect.

             (c) Buyer shall have received an opinion from Seller's counsel in form and substance reasonably satisfactory to Buyer as to the matters set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.19 and such other matters as Buyer shall reasonably request, and, if requested by the underwriter's of the public offering of Buyer's common stock currently contemplated by Buyer, such opinion shall have been received (with appropriate modification) at the closing of such public offering even if such closing occurs earlier than the Closing Date.

             (d) Buyer shall have received from the title company or companies it selects to report the condition of the title to the Owned Property and Leased Real Estate located in the United States commitments for title insurance with premiums at ordinary rates showing that the condition of title is such as represented by GBGC under Sections 4.10(a) or 4.10(b) hereof. On Schedule 6.3(d)(iii) Seller (a) lists the Owned Property and Leased Real Property for which it obtained title insurance or a commitment for title insurance, (b) identifies the particular title insurance company that issued such policy or commitment and (c) describes the policy or commitment by its date and number. Buyer, when selecting the title insurance company to report the condition of title to the Owned Property and Leased Real Property, shall use the title insurance company that issued each such policy or commitment to update same.

                  With respect to the Leased Real Estate and Owned Property, Seller shall provide Buyer with consents to a change of control contemplated by the consummation of the Arrangement from (A) each landlord and any over landlord of each landlord whose consent to the Arrangement is required by any Lease, and
(B) each Mortgage Lender whose consent to the Arrangement is required by applicable loan documents or whose loan would be in default as a result of the Arrangement.

             (e) Seller shall have delivered written resignations of such officers and directors of GBGC and IMG as Buyer shall have requested.

             (f) Seller shall have obtained from the appropriate party written releases of GBGC as a guarantor of the obligations of any entity other than IMG.

                                  ARTICLE VII

                                  TERMINATION

     Section 7.1 Termination. This Agreement may be terminated and the Sale contemplated hereby may be abandoned, by written notice promptly given to the other parties hereto, at any time prior to the Closing Date, whether prior to or after approval by their respective stockholders or members:

               Section 7.1.1   By mutual written consent of Buyer and Seller;

               Section 7.1.2 By either Buyer or Seller, if a court of competent jurisdiction or a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

               Section 7.1.3 By Buyer, if Seller fails to perform in all material respects its obligations under this Agreement, or there has been a material violation or breach by Seller of any representation, warranty or agreement contained herein and such failure, violation or breach has not been cured within five business days after notice thereof has been given;

               Section 7.1.4 By Buyer, if there shall have occurred a Seller or GBGC Material Adverse Effect since the date of this Agreement;

               Section 7.1.5 By Seller, if Buyer fails to perform in all material respects its obligations under this Agreement, or there has been a material violation or breach by Buyer of any representation, warranty or agreement contained herein and such failure, violation or breach has not been cured within five business days after notice thereof has been given;

               Section 7.1.6 By Buyer, in its sole and absolute discretion, during the period commencing on the date that Seller has delivered the schedules, documents, contracts and agreements in accordance with Section 5.16 and ending on the 10th day (or next succeeding business day if such 10th day is not a business day) thereafter (the "Due Diligence Period"), provided that such Due Diligence Period, and the right to terminate during it, shall in no event be extended to more than 15 days after the date hereof;

               Section 7.1.7 By Seller, if, prior to the Closing Date, any Third Party has made a bona fide fully financed written offer relating to an Alternative Proposal, and Seller's Board of Directors determines in good faith
(i) after consultation with its financial advisors, and that such transaction constitutes an Alternative Proposal superior to the Sale and (ii) after having received the written opinion of outside legal counsel to Seller, that the failure to engage in such negotiations or discussions or provide such information could result in a breach of the fiduciary duties of the Board of Directors of Seller under applicable law;

               Section 7.1.8 At the option of Buyer or Seller, if the Closing Date shall not have occurred on or before September 30, 1998 (or such later date as may be mutually agreed to by Buyer and Seller), by written notice to the other party, provided that the failure of the Closing to occur by such date is not due to the failure of the party (or any of its affiliates) seeking to terminate this Agreement to perform or fulfill its obligations hereunder;

               Section 7.1.9 At the option of Buyer, if after three business days after the date hereof, Jack Nicklaus shall not have entered into an agreement to vote such stock, if necessary, in favor of the Sale and against any Alternative Proposal; and

               Section 7.1.10 By Buyer, if Seller shall not have timely delivered the Schedules pursuant to Section 5.16 in form and substance satisfactory to Buyer or, if after such delivery, Buyer shall determine within five business days after such delivery that such Schedules are not satisfactory to Buyer in form and substance.

         Section 7.2 Effect of Termination. In the event of the termination of this Agreement and abandonment of the Sale as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of Buyer or Seller, except as set forth in this Section hereof, Section
5.6 hereof, and except to the extent that such termination results from the willful breach of a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                  ARTICLE VIII

                                INDEMNIFICATION

     Section 8.1 Indemnity. Subject to the limitations set forth herein, Buyer and its assignees shall be defended and held harmless by Seller from and against any losses, liabilities, damages or deficiencies (including interest, penalties and reasonable attorneys' fees and disbursements) ("Losses") based upon or arising out of (i) the breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or in any document or other writing delivered pursuant to this Agreement, (ii) the assets which are part of the Spin-Off, including without limitation, obligations related to any of the Seller's franchise or license operations (other than the license to Buyer), and any liabilities related to the Spin-Off, including, without limitation, any Tax liabilities therefrom or (iii) all liabilities, losses, costs or expenses arising under the consulting agreement with Public Country Clubs, Inc. referred to on Schedule 4.13. Subject to the limitations set forth herein, Seller and its assignees shall be defended and held harmless by Buyer from and against any Losses based upon or arising out of the breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

     Section 8.2 Limitations. Notwithstanding any provisions contained in this Agreement to the contrary, in determining the extent of any losses suffered by a party entitled to indemnification hereunder appropriate deductions shall be made for any insurance proceeds which inure to the benefit of such party (net of any increase or reasonably expected increase in the premiums for such insurance resulting therefrom) and (i) there shall be no indemnification for any punitive or consequential damages, (except to the extent payable to a third party claimant), (ii) in determining the extent of any Losses suffered by a party entitled to indemnification thereunder, the indemnifying party shall receive credit for any tax benefit received by the indemnified party as a result of any payments made in connection with indemnification, (iii) Buyer shall not be entitled to indemnification until all claims for indemnification hereunder against Seller exceed in the aggregate $75,000 in which case Buyer shall be entitled to indemnification only to the extent such claims exceed $75,000, provided that such $75,000 limitation shall not apply to claims made under Sections 8.1(ii) or 8.1(iii) and (iv) the maximum liability Seller shall have hereunder shall be the amount received by Seller as purchase price, provided further that claims made under Section 8.1(ii) or

Section 8.1(iii) shall not count in any calculation of such maximum liability and may be made even if such maximum liability is exceeded.

     Section 8.3 Procedure. A party or parties hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the "Indemnifying Party" and the other party or parties claiming indemnity is referred to as the "Indemnified Party." An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to each Indemnifying Party of any liability which must give rise to a claim for indemnity under this Agreement promptly (and in any event within sixty (60) business days) upon the receipt of any written claim from any such third party, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to each Indemnifying Party of any liability or loss which might give rise to a claim for indemnity; provided, however that any failure to give such notice on a timely basis will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced. As to any claim, action, suit or proceeding by a third party, the Indemnifying Party may assume the defense of such matter, including the employment of counsel satisfactory to the Indemnified Party and the payment of all expenses relating thereto. The Indemnifying Party shall give written notice to each Indemnified Party of its assumption of the defense of any action, suit or proceeding within thirty (30) days of receipt of notice from the Indemnified Party with respect to such matter. The Indemnified Party shall have the right to employ its or their own counsel in any such matter, but the fees and expenses of such counsel shall be the responsibility of such Indemnified Party unless (i) the Indemnifying Party shall not have reasonably promptly employed counsel satisfactory to such Indemnified Party or (ii) the Indemnified Party shall have reasonably concluded that the conduct of such proceeding by the Indemnifying Party and counsel of its choosing will prejudice the rights of the Indemnified Party. The Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to such matter; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.

     An Indemnifying Party shall not make any settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving consideration or relief other than the payment of money. After settlement and payment thereof, the Indemnifying Party shall have no right to dispute or object to the amount of the settlement or a claim for indemnification based thereon.

     With regard to claims of third parties for such indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; (iii) a settlement of the claim; or (iv) with respect to indemnities for liabilities relating to Taxes, upon the issuance of any resolution by a taxation authority. Notwithstanding the foregoing, provided that there is no dispute as to the applicability of indemnification, expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such expenses are a liability of the Indemnifying Party. With regard to other claims of which identification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

                                   ARTICLE IX

                                  TAX MATTERS

     Section 9.1 Tax Returns. In the case of Tax Returns filed after the Closing Date, to the extent requested by Buyer, Seller will make available to Buyer all portions of Tax Returns, and any amendments thereto, filed by or on behalf of GBGC and IMG (or with respect to its assets or businesses) for all taxable years or applicable periods ending on or prior to the Closing Date.

     Section 9.2   Pre-Closing Taxes.

             (a) GBGC and IMG shall continue to be included for all taxable periods (or portions thereof) ending on or before the Closing Date in the consolidated Federal income Tax Return and any required state or local consolidated or combined income or franchise Tax Returns of any affiliated group of which GBGC and IMG are members (each of which is herein referred to as a "Selling Affiliated Group") which Tax Returns include GBGC or IMG (all such Tax Returns including taxable periods (or portions thereof) of GBGC or IMG ending on or before the Closing Date are hereinafter referred to, collectively, as "Pre-Closing Consolidated Returns"). Seller shall cause the Selling Affiliated Groups to timely prepare and file (or cause to be prepared and filed) all Pre-Closing Consolidated Returns and shall timely pay all Taxes shown as due and payable on Pre-Closing Consolidated Returns (including any Taxes with respect to any deferred income triggered into income by Treasury Regulations ss. 1.1502-13 and Treasury Regulations ss. 1.1502-14 (or under similar provisions of any state or local jurisdiction) and any excess loss accounts taken into income under Treasury Regulations ss. 1.1502-19 (or under similar provisions of any state or local jurisdiction).

             (b) Seller shall timely prepare (or cause to be so prepared) all other Tax Returns of GBGC and IMG that are required by law for all taxable periods ending on or before the Closing Date ("Pre-Closing Non-Consolidated Returns"). All Pre-Closing Non-Consolidated Returns shall be prepared in a manner consistent with prior practice and shall properly include and reflect the income, activities, operations and transactions of GBGC and IMG, as applicable. Seller shall timely file (or cause to be so filed) all Pre-Closing Non-Consolidated Returns which are due on or before the Closing Date and shall pay (or cause GBGC or IMG to pay) all Taxes due thereon. Seller shall also pay (or cause GBGC or IMG to pay) the full amount of any Tax which is payable by GBGC or IMG without the filing of a Tax Return ("Non-Return Taxes"), payment of which is due on or before the Closing Date. With respect to each Pre-Closing Non-Consolidated Return due after the Closing

Date, Seller shall deliver (or cause to be so delivered) each such Pre-Closing Non-Consolidated Return to Buyer at least 15 days prior to the due date of such Tax Return, together with a payment in an amount equal to the amount of Tax shown as due and payable on such Pre-Closing Non- Consolidated Return (after giving effect (i) to any credits for the amount of Tax, if any, paid on or prior to the Closing Date as shown on such Tax Return) and (ii) current liabilities in respect of sales tax, franchise tax and property tax accrued on the Closing Date Balance Sheet (the "Net Pre-Closing Tax"). Subject to the foregoing, Buyer shall cause GBGC or IMG to file all such Pre-Closing Non-Consolidated Returns that are due after the Closing Date and to pay the amount of Net Pre-Closing Tax shown as due and payable thereon.

     Section 9.3 Transfer Taxes. All sales, use, transfer, stamp, value added, duty, excise, stock transfer, real property transfer, recording, gains and other similar taxes and fees arising out of or in connection with the transactions contemplated by this Agreement shall be paid by Seller.

     Section 9.4 Post-Closing Taxes. Buyer shall timely prepare and file (or cause to be so prepared and filed) all Tax Returns required by law for all Taxes, covering solely GBGC and IMG, for taxable periods ending after the Closing Date ("Post-Closing Returns"). Buyer shall timely pay or cause to be paid all Taxes relating to Post-Closing Returns ("Post-Closing Taxes"). Seller shall reimburse Buyer for (i) the amount of Post-Closing Taxes reported as payable on each Post-Closing Return that is attributable to the portion of the period covered by such Tax Return ending on the close of business on the Closing Date (the "Pre-Closing Tax Period"), determined by treating the close of business on the Closing Date as the last date of the taxable period, and (ii) the amount of any Non-Return Tax payable after the Closing Date that is attributable to the portion of the period covered by such payment which ends on or before the close of business on the Closing Date as determined under clause
(i) or, if relevant, such as in the case of property Taxes (pro rata based upon the number of days covered by such payment), in each case after giving effect to
(A) any credits for the amount of such Post-Closing Tax or such Non-Return Tax, if any, paid on or prior to the Closing Date by Seller, GBGC or IMG or any of their predecessors or affiliates, and (B) current liabilities in respect of sales tax, franchise tax and property tax accrued on the Closing Date Balance Sheet. Such reimbursements shall be made on or before the later of the date on which such return is filed or 15 days after receipt of a copy of such return or evidence of such payment and Buyer shall provide Seller with copies of work papers which will permit Seller to review and substantiate the accuracy of such return or such payment.

     Section 9.5 Tax Cooperation. The parties shall cooperate with each other in connection with any Tax Return preparation, Tax investigation, audit or other proceeding.

     Section 9.6   Notification of Proceedings, Control; Refunds.

             (a) In the event that Buyer, GBGC or IMG receives notice, whether orally or in writing, of any pending or threatened United States Federal, state, local, municipal or foreign tax examinations, claims, settlements, proposed adjustments, assessments or reassessments or related matters with respect to Taxes that could affect Seller or its Subsidiaries (or GBGC or IMG with respect to taxable periods or portions thereof ending on or before the Closing
Date), or if Seller or any of its Subsidiaries receive notice of any such tax matter that could affect Buyer (or GBGC or IMG), the party receiving notice shall notify in writing the potentially affected party within 10 calendar days thereof. The failure of any party to give the notice required by this Section 9.6(a) shall not impair that party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

             (b) Each of Seller and Buyer shall have the right to control any audit or examination by any taxing authority, initiate any claim for refund, file any amended return, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating or with respect to any Taxes, the ultimate liability for which is the responsibility of that party or its affiliates under this Agreement, and each of Seller and Buyer shall be entitled to, and to the extent received by the other shall be promptly paid by the other, all refunds with respect to any such Taxes. Seller and Buyer shall jointly control, defend and resolve any tax matter as to which they are both liable (in whole or in part).

     Section 9.7   Indemnification.

               (a) After the Closing Date, Seller shall indemnify and hold harmless Buyer, GBGC, IMG and each of their respective successors and assigns from and against any Tax liability of GBGC or IMG with respect to the period ending on or before the Closing Date on any Pre-Closing Non-Consolidated Return or on a Post-Closing Return (determined by treating the Closing Date as the last date of the taxable period) and with respect to any Non-Return Taxes attributable to the portion of the period covered by any payment of such Taxes which ends on or before the Closing Date, in each case, to the extent such amount exceeds any amounts reserved for current liabilities in respect of sales tax, franchise tax and property tax accrued on the Closing Date Balance Sheet. Seller shall pay such amounts as it is obligated to pay to Buyer within 10 calendar days after payment of any applicable Tax liability by Buyer. Seller shall indemnify and hold harmless Buyer, GBGC, IMG and each of their respective affiliates, successors and assigns, from and against (i) any Tax liability for all periods prior to the Closing Date (including any period which includes the Closing Date) resulting from GBGC or IMG being severally liable for any Taxes of any consolidated group of which GBGC or IMG is or was a member pursuant to Treasury Regulations ss. 1.1502-6 or any analogous state or local tax provision (including, without limitation, any Tax liability with respect to any Pre-Closing Consolidated Return), and (ii) any Tax liability resulting from GBGC or IMG ceasing to be a member of any Selling Affiliated Group filing consolidated or combined Tax Returns.

               (b) After the Closing Date, Buyer, GBGC and IMG, jointly and severally shall indemnify and hold harmless Seller and its affiliates, successors and assigns from and against any Tax liability with respect to the taxable period or portion thereof beginning after the Closing Date. Buyer shall hold Seller harmless and be liable and pay for any and all Taxes not incurred in the ordinary course of business attributable to the acts or omissions of Buyer, its affiliates or GBGC or IMG occurring after the Closing but on the Closing Date other than acts specifically contemplated by this document. Buyer shall cause GBGC or IMG to pay such amounts within 10 calendar days after payment of any such Tax liability by Seller.

             (c) To the extent permitted by law, the parties agree to treat indemnity payments under this letter agreement as adjustments to the consideration paid for GBGC and IMG.

     Section 9.8 Section 338(h)(10) Election. Seller will join with the Buyer in making an election under Sections 338(g) and 338(h)(10) of the Code (and, at Buyer's request, any corresponding elections under state or local tax law) (collectively a "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of GBGC hereunder and with respect to the stock of IMG. Seller will pay any Tax attributable to the making of the Section 338(h)(10) Election and will indemnify the Buyer, GBGC and IMG against any adverse consequences arising out of any failure to pay such Tax. Buyer and Seller will cooperate with each other to prepare and file all necessary documents in connection with such election, including without limitation, an allocation of the Purchase Price. Prior to the Closing Date, GBGC, IMG and Seller will adopt a plan of liquidation for Federal income tax purposes to allow GBGC and IMG to distribute the assets referred to in Section 1.5.

                                   ARTICLE X

                               GENERAL PROVISIONS

     Section 10.1 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:


If to Buyer:                           If to Seller:

Family Golf Centers, Inc.              Golden Bear Golf, Inc.
538 Broadhollow Road                   111780 U.S. Highway One
Melville, New York 11747               North Palm Beach, FL 33408
Fax:  (516) 694-0918                   Fax: (561) 626-5335
Attn:  Dominic Chang, President        Attn: Richard Bellinger

With copies to:                        With copies to:

Squadron, Ellenoff, Plesent &          Stearns Weaver Miller                 Fleming, Haile & Shaw
 Sheinfeld, LLP                        Weissler Alhadeff & Sitterson         Park Centre, Suite 100

551 Fifth Avenue                       150 West Flagler                      440 Royal Palm Way
New York, New York 10176               Museum Tower, Suite 2400              Palm Beach, FL 33480
Fax:  (212) 697-6686                   Fax: (305) 789-3395                   Fax: (561) 833-5604
Attn:  Kenneth R. Koch                 Attn: Alison Miller                   Attn: David Shaw


or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     Section 10.2 Assignment, Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     Section 10.3 Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     Section 10.4 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws.

     Section 10.6 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     Section 10.7 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

     Section 10.8 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     Section 10.9 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     Section 10.10 Incorporation of Schedules and Exhibits. The Schedules and Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     Section 10.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     Section 10.12 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 10.13 Knowledge. As used herein, the phrase "to the knowledge of GBGC or Seller" or similar phrases shall mean the knowledge of the executive officers and directors of each such entity.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                            FAMILY GOLF CENTERS, INC.

                                              By:

                                                 -----------------------------
                                              Name:
                                              Title:

                                              GOLDEN BEAR GOLF, INC.

                           By:/s/ Richard P. Bellinger

                                                 -----------------------------
                           Name: Richard P. Bellinger

                                              Title: President

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                            FAMILY GOLF CENTERS, INC.

                            By:/s/ Krishnan P. Thampi

                                                 -----------------------------
                            Name: Krishnan P. Thampi

                                              Title: President

                                              GOLDEN BEAR GOLF, INC.

                                              By:

                                                 -----------------------------
                                              Name:
                                              Title:

                                   Amendment

         Reference is made to the agreement (the "Agreement"), dated as of June 16, 1998 between Family Golf Centers, Inc. and Golden Bear Golf Inc. All terms not otherwise defined herein shall have their defined meanings from the Agreement.

         1. Section 7.1.6 of the Agreement is hereby amended to read in its entirety as follows:

         "By Buyer, in its sole and absolute discretion, at any time up to and including Monday, July 6, 1998;"

         2. Except as amended hereby, the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have signed this amendment as of this 29th day of June, 1998.

                                            FAMILY GOLF CENTERS, INC.

                                            By: /s/ Dominic Chang

                                               -----------------------------


                                            GOLDEN BEAR GOLF, INC.

                                            By: /s/ Richard P. Bellinger

                                               -----------------------------

                                   Amendment

         Reference is made to the agreement (the "Agreement"), dated as of June 16, 1998 between Family Golf Centers, Inc. and Golden Bear Golf Inc. All terms not otherwise defined herein shall have their defined meanings from the Agreement.

         1. Section 7.1.6 of the Agreement is hereby amended to read in its entirety as follows:

         "By Buyer, in its sole and absolute discretion, at any time up to and including 1:00 a.m., Tuesday, July 7, 1998;"

         2. Except as amended hereby, the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have signed this amendment as of this 6th day of July, 1998.

                                            FAMILY GOLF CENTERS, INC.

                                            By: /s/ Dominic Chang

                                               -----------------------------


                                            GOLDEN BEAR GOLF, INC.

                                            By: /s/ Richard P. Bellinger

                                               -----------------------------

                                   Amendment

         Reference is made to the agreement (the "Agreement"), dated as of June 16, 1998 between Family Golf Centers, Inc. and Golden Bear Golf Inc. All terms not otherwise defined herein shall have their defined meanings from the Agreement.

         1. Section 7.1.6 of the Agreement is hereby amended to read in its entirety as follows:

         "By Buyer, in its sole and absolute discretion, at any time up to and including 2:00 a.m., Tuesday, July 7, 1998;"

         2. Except as amended hereby, the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have signed this amendment as of this 6th day of July, 1998.

                                            FAMILY GOLF CENTERS, INC.

                                            By: /s/ Dominic Chang

                                               -----------------------------


                                            GOLDEN BEAR GOLF, INC.

                                            By: /s/ Richard P. Bellinger

                                               -----------------------------

                              Amendment Number 2

         Reference is made to the agreement (the "Agreement"), dated as of June 16, 1998, between Family Golf Centers, Inc. ("Buyer") and Golden Bear Golf Inc. ("Seller"). All terms not otherwise defined herein shall have their defined meanings from the Agreement.

         The parties hereto agree as follows:

         1. In addition to the other adjustments to be made to the purchase price for GBGC pursuant to the Agreement, the purchase price shall be reduced by $250,000.

         2. In addition to the other indemnification provided by Article VIII of the Agreement, Buyer and its assignees shall be defended and held harmless by Seller from and against any Losses based upon or arising out of (i) the Acquisition and Development Agreement between GBGC and Highlander Bear Ltd.,
(ii) the Profit Participation Agreement, dated December 31, 1996, between GBGC and Ralph Perna; (iii) any commitment or alledged commitment to any third party from whom GBGC acquired any property or facility to make any capital improvements to any such property or facility, (iv) any difference between any agreement, contract, instrument or document required to be furnished by Seller to Buyer as of the date hereof and such agreement, contract, instrument or document in the form actually in effect which in any way adversly affects the Buyer, (v) Seller's failure to deliver to Buyer any agreement, contract, instrument or document which was required to have been delivered by Seller to Buyer, and which was not furnished as of the date hereof which in any way adversly affects the Buyer and (vi) defaults not otherwise disclosed in the Agreement or the schedules thereto under leases or subleases with respect to the Owned Properties and the Leased Real Estate as to which Buyer has not received an estoppel certificate from the landlord or sublandlord as of the Closing Date. Notwithstanding the foregoing, Seller shall not be required to indemnify against Losses which are included in GBGC's Closing Date Liabilities on the Closing Date Balance Sheet.

         3. The indemnification provided for herein shall be subject to the limitations and procedures set forth in Sections 8.2 and 8.3 of the Agreement provided that the $75,000 limitation referred to in Section 8.2(iii) shall not apply to indemnification pursuant to Section 2(i), (ii) or (iii) of this Amendment and that claims made for indemnification pursuant to Section 2(i),
(ii), (iii), (iv), (v) or (vi) of this Amendment shall not count in any calculation of the maximum liability under Section 8.2(iv) and may be made even if such maximum liability is exceeded.

         4. Notwithstanding anything to the contrary contained in Section 5.7, the right to indemnification provided in Article VIII of the Agreement for any breach of any representation and warranty referred to in Section 5.7 shall survive if the claim therefor is made within the period set forth in Section 5.7 and the right to indemnification for the matters referred to in Section 8.1(ii) and (iii) of the Agreement and Section 2 of this Amendment shall survive indefinitely, provided that such right under Section 2(iv), (v) and (vi) of this Amendment shall only survive for 18 months after Closing to the extent relating to matters other than the leases, subleases and agreements signed in connection therewith with respect to the Owned Properties and the Leased Real Estate.

         5. Except as amended hereby and by the Amendment dated June 29, 1998, the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have signed this amendment as of this 6th day of July, 1998.

                                            FAMILY GOLF CENTERS, INC.

                                            By: /s/ Dominic Chang

                                               -----------------------------


                                            GOLDEN BEAR GOLF, INC.

                                            By: /s/ Richard P. Bellinger

                                               -----------------------------

                               Amendment Number 3


         AMENDMENT No. 3, dated July 30, 1998 (the "Amendment"), between Family Golf Centers, Inc., a Delaware corporation ("Buyer"), and Golden Bear Golf, Inc., a Florida corporation ("Seller").

         WHEREAS, Buyer and Seller have entered into a Stock Purchase Agreement, dated as of June 16, 1998 (as amended, the "Agreement"), pursuant to which Buyer has agreed to sell to Seller, and Seller has agreed to purchase from Buyer, all of the outstanding capital stock of Golden Bear Golf Centers, Inc., a Florida Corporation ("GBGC"). (All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement. Unless otherwise indicated, references to Sections will be to Sections in the Agreement.)

         WHEREAS, IMG Properties, Inc., a Michigan corporation ("IMG"), is currently a wholly-owned subsidiary of GBGC.

         WHEREAS, Seller has been unable to obtain the consent of the City of Royal Oak, Oakland County, Michigan to the transfer of a certain Ground Lease (the "Royal Oak Lease"), dated August 19, 1987, as amended, between the City of Royal Oak and GBGC (the "Royal Oak Consent").

         WHEREAS, the parties wish to amend the Agreement to provide for the spin-off by GBGC prior to the Closing of IMG to Seller and the subsequent sale by Seller to Buyer of all of the outstanding capital stock of IMG upon obtaining the Royal Oak Consent.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Spin-Off of IMG. Prior to the Closing Date, GBGC will (a) assign all of its right, title and interest in the Royal Oak Lease to IMG, (b) contribute, transfer and assign to IMG all of its right, title and interest in and to all properties and assets relating solely and specifically to the business conducted by GBGC at the facilities situated in the City of Royal Oak, Oakland County, Michigan (collectively, the "Royal Oak Facility"), (c) transfer and assign to IMG any and all outstanding and future obligations and liabilities of GBGC relating to the Royal Oak Facility and the business conducted by GBGC and/or IMG thereat, and (d) distribute all of the issued and outstanding stock of IMG to Seller (the "IMG Spin-Off"), all upon such terms and conditions, and pursuant to documentation, satisfactory to Buyer.

         2. Purchase Price Adjustment. In addition to the other adjustments to be made to the purchase price for GBGC pursuant to the Agreement, the purchase price shall be reduced by $3.0 million relating to the IMG Spin-Off. Buyer agrees to pay $753,333.40, representing a note payable to Dallas Highlander, Ltd. in the amount of $750,000 plus accrued interest, which will be paid by Buyer at Closing.

         3. The Sale of IMG. Upon the terms and subject to the conditions of this Amendment, (a) Seller shall sell, transfer and assign to Buyer all of Seller's right, title and interest in and to 1,000 shares (the "IMG Shares") of the common stock, without par value, of IMG representing all of the issued and outstanding capital stock of IMG, and (b) Buyer shall pay an amount equal to $2.65 million in cash representing $3.0 million less a $350,000 note payable to Andrew A. Giovannetti, which note will be assumed by Buyer at the IMG Closing (as defined). All other liabilities transferred to IMG by GBGC in connection with the IMG Spin-Off shall be deemed to be liabilities of GBGC solely for the purpose of calculating GBGC's Closing Date Liabilities and GBGC's Working Capital Deficiency and the preparation of the Estimate Certificate, but for no other purpose. However, if the IMG Closing does not occur, Seller shall receive an appropriate credit for such liabilities in connection with any final adjustment to the purchase price for the shares of GBGC. The purchase price for the shares of IMG shall be deposited in an escrow account with United States Trust Company of New York (the "Escrow Agent") pursuant to an escrow agreement (the "IMG Escrow Agreement") in the form of Exhibit A hereto among Buyer, Seller and the Escrow Agent.

         4. IMG Closing. Subject to the terms and conditions of the Agreement as amended hereby, and provided all other conditions to closing set forth in the Agreement as amended hereby have been fulfilled or waived, the closing of the sale of the IMG shares (the "IMG Closing") shall take place (a) at the offices of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176 at 10:00 a.m. on the first business day after the Royal Oak Consent is obtained; or (b) at such other place, time, and/or date upon which the parties hereto may otherwise agree. At the IMG Closing, upon delivery of the items set forth in Paragraph 5 hereof, Buyer and Seller shall send joint written instructions to the Escrow Agent instructing it to release the funds held in Escrow to Seller less an amount equal to the difference between interest earned on the escrowed funds and Buyer's cost of capital relating to such funds which amount shall be returned to Buyer. The date upon which the IMG Closing shall occur is referred to herein as the "IMG Closing Date."

         5. Conditions to Obligation to Effect the Sale and Deliveries at the IMG Closing. The obligations of Buyer to effect the sale of the IMG Shares shall be subject to the fulfillment at or prior to the IMG Closing date of the following conditions: (a) no action shall have been taken, and no statute, rule, regulation, executive order, judgment, decree, or injunction (other than a temporary restraining order) shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any court of competent jurisdiction or governmental authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, (b) to the extent required, all necessary regulatory and governmental approvals and consents shall have been obtained, and (c) Seller shall deliver or cause to be delivered to Buyer the following: (i) certificates evidencing the IMG Shares to be sold, assigned and transferred to Buyer, including stock powers or other necessary instruments duly executed transferring all right, title and interest to the IMG Shares to Buyer; (ii) the certificates and opinions relating to IMG in the forms, and addressing the matters addressed by, the certificates and opinions delivered by Seller at the Closing; (iii) the Royal Oak Consent, any other commitments and consents relating to IMG contemplated and required by Section 6.3(d) of the Agreement and, to the extent not previously delivered, copies of all other consents, approvals and waivers required as a condition precedent to the IMG Closing; (iv) the resignations of such officers and directors of IMG as Buyer shall have requested; and (v) the originals of deeds, easements, franchises, licenses, contracts and other documents described herein and such keys access codes, books and records and other items as are necessary for Buyer to enjoy the ownership of IMG.

         6. Representations and Warranties of Seller. All of the representations and warranties of Seller set forth in Article IV of the Agreement remain in full force and effect. In addition, Seller represents and warrants that: (i) except for IMG, GBGC does not have any Subsidiaries; and (ii) at the Closing and the IMG Closing, Seller will have valid title to all of the IMG Shares to be sold and transferred to Buyer by Seller at the IMG Closing and such IMG Shares shall be free and clear of any lien, claim, charge, security interest, voting agreement, proxy or encumbrance.

         7. Covenants. Seller shall continue to abide by and shall cause IMG to abide by all of the covenants contained in Article V of the Agreement. For purposes of this Amendment, references to GBGC in said Article V shall mean and shall include references to IMG, references to the Closing Date shall mean and include the IMG Closing Date, and references to the sale of GBGC shall mean and include the sale of IMG as contemplated by this Amendment.

         8. Termination. The sale of the IMG Shares contemplated hereby may be abandoned, by written notice promptly given to the other parties hereto, at any time prior to the IMG Closing Date, (i) in accordance with the terms of Section 7.1.1, 7.1.2, 7.1.3, 7.1.4, 7.1.5 of the Agreement, or (ii) at the option of
Buyer, if the IMG Closing Date shall not have occurred on or before August 19, 1998; provided, that, if the IMG Closing shall not have occurred by August 19, 1998 by reason that the Royal Oak Consent has not be obtained by such date, Buyer shall not have the right to abandon the sale of the IMG Shares contemplated hereby pursuant to this clause (ii) until September 18, 1998 so long as Seller is continuing to use its best efforts to obtain the Royal Oak Consent. For purposes of this Amendment, references to this Agreement in such Sections shall be deemed to be references to the Agreement or this Amendment and reference to GBGC Material Adverse Effect in Section 7.1.4 shall be deemed to mean a material adverse effect on the business, results of operations or financial condition of IMG.

         9. Effect of Termination. In the event of the abandonment of the sale of the IMG Shares as provided in Paragraph 10 hereof, there shall be no liability on the part of Buyer or Seller, except as otherwise set forth in the Agreement and except to the extent that such termination results from the willful breach of a party hereto of any of its representations, warranties, covenants or agreements set forth in the Agreement or this Amendment.

         10. Indemnification. (a) Notwithstanding anything to the contrary contained in the Agreement or this Amendment, all indemnification provisions contained in Article VIII, as amended by Amendment Number 2, dated July 6, 1998, of the Agreement will apply and remain in full force and effect. In addition,
(i) after the IMG Closing Date, Seller shall indemnify and hold harmless Buyer, GBGC, IMG and each of their respective successors and assigns from and against any Tax liability attributable to or otherwise caused by the IMG Spin-Off, and
(ii) if the IMG Closing does not occur, Seller shall indemnify Buyer, GBGC and their respective successors and assigns from and against any and all third party claims relating to liabilities of GBGC transferred to IMG in connection with the IMG Spin-Off. In addition, if the IMG Closing does not occur, Seller shall reimburse Buyer for any and all amounts expended by GBGC in respect of liabilities incurred by GBGC in connection with the Royal Oak Facility which by their nature can not be transferred to IMG (including, by way of example, and not by way of limitation, indebtedness incurred by GBGC in connection with the purchase of, improvements to, and the operation of, the Royal Oak Facility).

         (b) The parties acknowledge that GBGC is currently in possession of certain miniature golf holes manufactured for GBGC by Foam Technology ("FT") for use at GBGC's Toms River, New Jersey facility. The parties agree that if, subsequent to the Closing, GBGC determines to use such holes, it shall be responsible for making payment therefor to FT. If, however, GBGC determines in its sole discretion not to use such holes, it shall deliver such holes to Seller who shall be responsible for making payment therefor to FT and shall indemnify Buyer and GBGC from and against any liabilities, costs and expenses relating thereto (which indemnification shall not be subject to the $75,000 basket set forth in Section 8.2(iii) of the Agreement).

         (c) Buyer shall indemnify and hold harmless, Seller and Golden Bear International, Inc. ("GBI") and each of their respective successors and assigns from and against any and all liabilities incurred by Seller or GBI, as the case may be, in connection with the following: (i) Lease Guaranty, dated as of September 9, 1996, made by Seller in favor of Sugar Creek Golf Course, Inc.,
(ii) Term Lease Master Agreement, dated March 5, 1998, between Seller and IBM Credit Corporation, and (iii) Guaranty Agreement, dated July 29, 1996, made by GBI in favor of National City Bank of Pennsylvania.

      11. Except as amended hereby and by the Amendments dated June 29, 1998 and July 6, 1998, the Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties have signed this amendment as of this 30th day of July, 1998.

                                            FAMILY GOLF CENTERS, INC.


                                            By: /s/ Robert J. Krause
                                               -------------------------------
                                               Name:  Robert J. Krause
                                               Title: Senior Vice President



                                            GOLDEN BEAR GOLF, INC.


                                            By: /s/ Stephen S. Winslett
                                               -------------------------------
                                               Name:  Stephen S. Winslett
                                               Title: Senior Vice President